Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

GANNETT CO., INC.,

RAPTOR MERGER SUB, INC.

and

REACHLOCAL, INC.

Dated as of June 27, 2016

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3.26	Data Security and Privacy	32
3.27	No Other Representations or Warranties	33

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER		33

4.1	Organization and Qualification	33
4.2	Authority	34
4.3	No Conflict	34
4.4	Required Filings and Consents	35
4.5	Litigation	35
4.6	Information in the Offer Documents and the Schedule 14D-9	35
4.7	Ownership of Company Capital Stock	36
4.8	Sufficient Funds	36
4.9	Ownership of the Purchaser	36
4.10	Management Arrangements	36
4.11	No Other Representations and Warranties	36

ARTICLE 5 COVENANTS		37

5.1	Conduct of Business by the Company Pending the Closing	37
5.2	Access to Information; Confidentiality	41
5.3	No Solicitation	42
5.4	Appropriate Action; Consents; Filings	45
5.5	Certain Notices	48
5.6	Public Announcements	48
5.7	Employee Benefit Matters	48
5.8	Indemnification of Directors and Officers	50
5.9	Parent Agreements Concerning the Purchaser	52
5.10	Takeover Statutes	52
5.11	Section 16 Matters	52
5.12	Company Indebtedness	52
5.13	Stockholder Litigation	53

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGER		53

6.1	Conditions to Obligations of Each Party Under This Agreement	53

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		53

7.1	Termination	53
7.2	Effect of Termination	55
7.3	Amendment	56
7.4	Waiver	56

ARTICLE 8 GENERAL PROVISIONS		57

8.1	Non-Survival of Representations and Warranties	57

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8.2	Fees and Expenses	57
8.3	Notices	57
8.4	Certain Definitions	58
8.5	Terms Defined Elsewhere	65
8.6	Headings	69
8.7	Severability	69
8.8	Entire Agreement	69
8.9	Assignment	69
8.10	No Third Party Beneficiaries	69
8.11	Mutual Drafting; Interpretation	70
8.12	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	70
8.13	Counterparts	71
8.14	Specific Performance	72

Annex I	Conditions to the Offer

Exhibit A	Form of Certificate of Incorporation of Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 27, 2016 (this “Agreement”), is made by and among Gannett Co., Inc., a Delaware corporation (the “Parent”), Raptor Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Purchaser”), and ReachLocal, Inc., a Delaware corporation (the “Company”).  All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

A.                                The Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement.

B.                                 The respective Boards of Directors of the Parent and the Purchaser and the Board of Directors of the Company (the “Company Board”) have each approved this Agreement and the acquisition of the Company by the Parent (including the Offer by the Purchaser and the Merger) upon the terms and subject to the conditions set forth in this Agreement.

C.                                 Pursuant to this Agreement, in furtherance of the acquisition of the Company by the Parent, the Parent shall cause the Purchaser to (and the Purchaser has agreed to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) a tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase any and all of the issued and outstanding shares of common stock, par value $0.00001 per share, of the Company (the “Shares”), at a price per Share of $4.60 (such amount or any higher amount per Share that may be paid pursuant to the Offer, the “Offer Price”), payable net to the seller in cash, without interest, subject to any withholding of Taxes required by applicable Law, on the terms and subject to the conditions set forth in this Agreement.

D.                                As soon as practicable following the Acceptance Time, on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), the Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation and wholly owned subsidiary of the Parent (the “Merger”), with the Merger to be effected pursuant to Section 251(h) of the DGCL.

E.                                  The Company Board has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) resolved that the Merger shall be effected as soon as practicable following the Acceptance Time without a vote of the Company’s stockholders pursuant to Section 251(h) of the DGCL, and (iv) resolved to recommend that the Company’s stockholders accept the Offer and tender their Shares to the Purchaser in response to the Offer (the “Company Board Recommendation”).

F.                                   The board of directors of the Purchaser has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are fair to and in the best interests of the Purchaser and its sole stockholder, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) directed that the adoption of this Agreement be submitted to the sole stockholder of the Purchaser for its adoption, and (iv) recommended that the sole stockholder of the Purchaser adopt this Agreement.

G.                                The board of directors of the Parent has, upon the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

H.                                Concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Parent and the Purchaser to enter into this Agreement, certain stockholders of the Company, solely in their respective capacities as stockholders of the Company, are entering into a Support Agreement with the Parent and the Purchaser (the “Support Agreement”) pursuant to which the signatories thereto are agreeing to, subject to the terms and conditions of such agreements, tender their Shares into the Offer and to take (and refrain from taking) certain other actions in connection with the transactions contemplated by this Agreement;

I.                                      The Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and also to prescribe various conditions with respect to the consummation of the transactions contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE 1
THE OFFER AND THE MERGER

1.1                            The Offer.

(a)                               Provided that this Agreement shall not have been terminated in accordance with Article 7, as promptly as practicable (but in no event later than July 11, 2016) after the date hereof, the Purchaser shall (and the Parent shall cause the Purchaser to) commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer to purchase for cash any and all Shares at the Offer Price.  The Purchaser shall, and the Parent shall cause the Purchaser to, accept for payment, purchase and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer, subject only to: (i) there being validly tendered in the Offer (in the aggregate) and not properly withdrawn prior to the Expiration Date that number of Shares (other than Shares tendered by guaranteed delivery where actual delivery has not occurred) that, together with the number of Shares (if any) then owned by the Parent or the Purchaser, represent at least a majority of the Shares then issued and outstanding (which, for the avoidance of doubt, shall include the Company Restricted Shares) (the “Minimum Condition”); and (ii) the satisfaction, or waiver by the Parent or the Purchaser, of the other conditions and requirements set forth in Annex I.

(b)                              On or prior to the date that the Purchaser becomes obligated to pay for Shares pursuant to the Offer, the Parent shall provide or cause to be provided to the Purchaser on a timely basis funds sufficient to purchase and pay for any and all Shares that the Purchaser shall become obligated to accept for payment and purchase pursuant to the Offer.  Subject to the satisfaction of the Minimum Condition and the satisfaction, or waiver by the Parent or the Purchaser, of the other conditions and requirements set forth in Annex I, the Purchaser shall accept for payment (the time of such acceptance, the “Acceptance Time”) and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as soon as practicable following the Expiration Date, and, in any event, no more than two Business Days after the Expiration Date.  The Offer Price payable in respect of each Share validly tendered and not properly withdrawn pursuant to the Offer shall be paid to the seller in cash, without interest, subject to any withholding of Taxes as provided in Section 2.6, on the terms and subject to the conditions set forth in this Agreement.

(c)                               The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that describes the terms and conditions of the Offer in accordance with applicable Law and this Agreement, including the conditions and requirements set forth in Annex I.  To the extent permitted by applicable Law, the Parent and the Purchaser expressly reserve the right to increase the Offer Price or to make any other changes to the terms and conditions of the Offer; provided, however, that except with the prior written consent of the Company, the Parent and the Purchaser shall not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) reduce the maximum number of Shares sought to be purchased in the Offer, (iv) amend, modify or waive the Minimum Condition or the conditions set forth in clauses (c)(i) or (c)(ii) of Annex I, (v) amend any of the other conditions set forth in Annex I in a manner adverse to the holders of Shares, (vi) impose conditions to the Offer that are in addition to the conditions to the Offer set forth in Annex I hereto, (vii) except as provided in Sections 1.1(e) and 1.1(f), terminate, accelerate, extend or otherwise modify or amend the Expiration Date, or (viii) otherwise modify or amend any of the other terms of the Offer in a manner adverse in any material respect to the holders of Shares.

(d)                             Unless extended in accordance with the terms of this Agreement, the Offer shall expire at 12:00 midnight (New York City time) on the date that is twenty (20) Business Days following the commencement of the Offer (determined in accordance with Rule 14d-1(g)(3) under the Exchange Act) (such date and time, the “Initial Expiration Date”) or, if the Initial Expiration Date has been extended in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been extended in accordance with this Agreement, the “Expiration Date”).

(e)                               If on any then scheduled Expiration Date, any of the conditions to the Offer (including the Minimum Condition and the other conditions and requirements set forth in Annex I) have not been satisfied or, to the extent waivable by the Parent or the Purchaser pursuant to this Agreement, waived by the Parent or the Purchaser, the Purchaser shall (and the Parent shall cause the Purchaser to) extend the Offer and the Expiration Date to a date that is not more than ten (10) Business Days after such previously scheduled Expiration Date (the length of such extension to be determined by the Parent in its sole discretion), or such longer period as may be agreed by the parties, in order to permit the satisfaction of such conditions to the Offer; provided, however, that the Purchaser shall not be required to extend the Offer beyond October 25, 2016 (the “Initial Outside Date”); provided, further, in the event that at the Initial Outside Date, all of the conditions to the Offer other than the Minimum Condition and the HSR Condition have been satisfied or, to the extent waivable by the Parent or the Purchaser pursuant to this Agreement, have been waived by the Parent and the Purchaser, the Initial Outside Date shall be extended to December 24, 2016 (the “Extended Outside Date”).  In addition, the Purchaser shall extend the Offer for any period or periods required by applicable Law or applicable rules, regulations, interpretations or positions of the U.S. Securities and Exchange Commission (the “SEC”) or its staff or NASDAQ.

(f)                                The Purchaser shall not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company, except if this Agreement has been terminated in accordance with Article 7.  If this Agreement is terminated in accordance with Article 7, the Purchaser shall (and the Parent shall cause the Purchaser to) promptly (and in any event within 24 hours following such termination), irrevocably and unconditionally terminate the Offer and shall not acquire any Shares pursuant thereto.  If the Offer is terminated or withdrawn by the Purchaser, or this Agreement is terminated in accordance with Article 7 prior to the Acceptance Time, the Purchaser shall (and the Parent shall cause the Purchaser to) promptly return, and shall cause any depositary acting on behalf of the Purchaser to return, in accordance with applicable Law, all tendered Shares to the registered holders thereof and the Purchaser shall not (and the Parent shall cause the Purchaser not to) accept any Shares pursuant to the Offer.

(g)                              As promptly as practicable on the date of the commencement of the Offer, the Parent and the Purchaser shall file with the SEC, in accordance with Rule 14d-3 under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”).  The Schedule TO shall include, as exhibits, the Offer to Purchase, a form of letter of transmittal, a form of summary advertisement and a form of notice of guaranteed delivery (collectively, together with any amendments, supplements and exhibits thereto, the “Offer Documents”).  The Company consents to the inclusion of a description of the Company Board Recommendation in the Schedule TO and the Offer Documents.  The Parent and the Purchaser agree to cause the Offer Documents to be disseminated to holders of Shares, as and to the extent required by federal securities Laws, including the Exchange Act.  The Parent and the Purchaser, on the one hand, and the Company, on the other hand, agree to promptly notify the other party and correct any information provided by it for use in the Offer Documents, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Purchaser agrees to cause the Offer Documents, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case, as and to the extent required by the Exchange Act.  So long as the Company Board has not effected a Change of Board Recommendation, the Company and its counsel shall be given a reasonable opportunity to review the Schedule TO and the Offer Documents before they are filed with the SEC, and the Parent and the Purchaser shall give due consideration to any additions, deletions or changes suggested thereto by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable).  In addition, so long as the Company Board has not effected a Change of Board Recommendation, the Parent and the Purchaser shall provide the Company and its counsel with copies of any written comments, and shall provide them a written summary of any oral comments, that the Parent and the Purchaser or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or the Offer Documents promptly after receipt of such comments, and any written or oral responses thereto.  So long as the Company Board has not effected a Change of Board Recommendation, the Company and its counsel shall be given a reasonable opportunity to review any such responses and the Parent and the Purchaser shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable).

1.2                            Company Actions.

(a)                               Contemporaneous with, or as promptly as practicable (but in no event later than three (3) days) after, the filing of the Schedule TO, the Company shall, in a manner that complies with the rules and regulations promulgated by the SEC under the Exchange Act, including Rule 14d-9 thereunder, file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with all amendments, supplements and exhibits thereto, the “Schedule 14D-9”) that shall, subject to the provisions of Section 5.3, contain the Company Board Recommendation and include in the Schedule 14D-9, in its entirety, the Fairness Opinion, together with a summary thereof in customary form, and a notice, in compliance with Section 262 of the DGCL, of appraisal rights in connection with the Merger under the DGCL.    The Company agrees to cause the Schedule 14D-9 to be disseminated to holders of Shares, as and when required by applicable Laws, including the Exchange Act.  If requested by the Purchaser and reasonably practicable, the Company shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of Shares together with the Offer Documents disseminated to the holders of Shares.  The Parent and the Purchaser, on the one hand, and the Company, on the other hand, agree to promptly notify the other party and correct any information included in, or incorporated by reference into, the Schedule 14D-9, if and to the extent that such information shall have become false or misleading in any material respect or as otherwise required by applicable Law, and the Company agrees to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case, as and to the extent required by federal securities Laws, including the Exchange Act.  So long as the Company Board has not effected a Change of Board Recommendation, the Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Parent, the Purchaser and their counsel (it being understood that the Parent, the Purchaser and their counsel shall provide any comments thereon as soon as reasonably practicable).  In addition, so long as the Company Board has not effected a Change of Board Recommendation, the Company shall provide the Parent, the Purchaser and their counsel with copies of any written comments, and shall provide them with a written summary of any oral comments, that the

Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, and any written or oral responses thereto.  So long as the Company Board has not effected a Change of Board Recommendation, the Parent, the Purchaser and their counsel shall be given a reasonable opportunity to review any such written responses and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by the Purchaser and its counsel (it being understood that the Parent, the Purchaser and their counsel shall provide any comments thereon as soon as reasonably practicable).

(b)                              From time to time as reasonably requested by the Purchaser or its agents, the Company shall furnish or cause to be furnished to the Purchaser mailing labels, security position listings, non-objecting beneficial owner lists and any other listings or computer files containing the names and addresses of the record or beneficial holders of the Shares as of the most recent practicable date, and shall promptly furnish the Purchaser with such information (including updated lists of holders of the Shares and their addresses, mailing labels, security position listings and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating with the record and beneficial holders of Shares.  In addition, in connection with the Offer, the Company shall cooperate with the Purchaser to disseminate the Offer Documents to holders of Shares held in or subject to any Company Equity Plan, and to permit such holders of Shares to tender Shares in the Offer.  Subject to any and all Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, the Parent and the Purchaser and their agents shall:  (i) hold in confidence the information contained in any such lists of stockholders, mailing labels and listings, computer files or files of securities positions in accordance with the Confidentiality Agreement, (ii) use such information only in connection with the Offer and the Merger, and (iii) if this Agreement is terminated pursuant to Article 7, the Parent and the Purchaser shall dispose of all such information in accordance with the Confidentiality Agreement.

1.3                            The Merger.

(a)                               Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).  Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

(b)                              The Merger shall be effected pursuant to Section 251(h) of the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.  The parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the Acceptance Time, without a meeting of stockholders of the Company in accordance with Section 251(h) of the DGCL.

(c)                               At the Effective Time, by virtue of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated, so as to read in its entirety in the form set forth as Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.  In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated, so as to read in its entirety in the form set forth as Exhibit B hereto, and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(d)                             From and after the Effective Time, by virtue of the Merger and without the necessity of further action by the Company, the directors of the Purchaser immediately prior to the Effective Time or such other individuals designated by the Parent as of the Effective Time shall become the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. From and after the Effective Time, except as determined by the Parent, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(e)                               If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, then the officers and directors of the Parent and the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporation or otherwise, all such other actions and things as may be lawful and necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

(f)                                Upon the terms and subject to the conditions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Equity Interests of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split), subdivision or combination, exchange or readjustment of shares, or any dividend or distribution with a record date during such period, the Offer Price and the Merger Consideration will be equitably adjusted to reflect such change.

1.4                            Closing and Effective Time of the Merger.  The closing of the Merger (the “Closing”) will take place at 7:00 a.m., Pacific Time, on a date to be specified by the parties (such actual date as the Closing takes place, the “Closing Date”), such date to be no later than the second Business Day after satisfaction or, to the extent permitted hereunder, waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions), at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California 90071, unless another time, date or place is agreed to in writing by the parties hereto.  At the Closing, the Company shall execute and file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL.  The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time hereinafter referred to as the “Effective Time”).

ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER

2.1                            Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Purchaser, the Company or their respective stockholders:

(a)                               Conversion of Shares.  Each Share issued and outstanding immediately prior to the Effective Time, other than Cancelled Shares and except for Dissenting Shares, shall be cancelled and, other than Cancelled Shares, Dissenting Shares and Shares irrevocably accepted for payment in the Offer, shall be converted automatically into the right to receive the Offer Price, without interest (the “Merger Consideration”), payable net to the holder in cash, subject to any withholding of Taxes as provided in Section 2.6, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2.

(b)                              Cancelled Shares. All Shares that are held in treasury of the Company or by any Company Subsidiary (in each case, other than any such Shares held on behalf of third parties) or held by Parent, Purchaser or any direct or indirect subsidiary of Parent or Purchaser, in each case immediately prior to the Effective Time (the “Cancelled Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(c)                               Purchaser Equity Interests.  All outstanding Equity Interests of the Purchaser held immediately prior to the Effective Time shall be converted into and become (in the aggregate) one hundred (100) shares of newly and validly issued, fully paid and non-assessable shares of common stock, par value $0.01, of the Surviving Corporation.

2.2                            Payment for Securities; Surrender of Certificates.

(a)                               Paying Agent.  At or prior to the Effective Time, the Parent shall designate and select a reputable bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration in connection with the Merger (the “Paying Agent”).  The Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent.  At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares (other than Cancelled Shares and except for Dissenting Shares) shall be entitled at the Effective Time pursuant to this Agreement (such deposited cash shall be referred to in this Agreement as the “Exchange Fund”).  In the event the Exchange Fund is insufficient to make the payments contemplated pursuant to Section 2.1(a), the Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments.  The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 2.1(a), except as expressly provided for in this Agreement.  The Exchange Fund shall be invested by the Paying Agent as directed by the Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares; provided, however, that any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively, and in accordance with the terms of the agreement executed to engage the services of the Paying Agent.  Earnings from such investments shall be the sole and exclusive property of the Parent, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b)                              Procedures for Surrender.

(i)                                  Certificates.  As soon as practicable after the Effective Time (and in no event later than three Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement:  (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as the Parent and the Paying Agent shall reasonably agree; and (B) customary instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by the Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates (after giving effect to any required Tax withholdings as provided in Section 2.6), any Certificate so surrendered shall forthwith be cancelled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid.

No interest will be paid or accrued on any amount payable upon due surrender of the Certificates.  Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(ii)                              Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal, to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a).  In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and the Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.6), and such Book-Entry Shares of such holder shall forthwith be cancelled.  As soon as practicable after the Effective Time (and in no event later than three Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company:  (A) a letter of transmittal, which shall be in such form as the Parent and the Paying Agent shall reasonably agree; and (B) customary instructions for returning such letter of transmittal in exchange for the Merger Consideration.  Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.6), and such Book-Entry Shares so surrendered shall forthwith be cancelled.  Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered.  No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares.  Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extend provided by Section 262 of the DGCL.

(c)                               Transfer Books; No Further Ownership Rights in Shares.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.  From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law.  If, after the Effective

Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d)                             Termination of Exchange Fund; Abandoned Property; No Liability.  Any portion of the Exchange Fund (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the Effective Time, upon request by the Parent, will be returned to the Parent or an affiliate thereof designated by the Parent, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes as provided in Section 2.6, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b).  Any Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Parent or an affiliate thereof designated by the Parent, free and clear of any claim or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, none of the Parent, the Purchaser, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)                               Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a).  The Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against the Parent, the Purchaser, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3                            Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration but rather shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.  At the Effective Time, all Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the “fair value” of such Dissenting Shares in accordance with Section 262 of the DGCL.  Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then, as of the later of the Effective Time or the date of loss of such status, each of such shares shall automatically be converted into or shall have deemed to have been, at the Effective Time, converted into, as applicable, and shall represent only the right to receive the Merger Consideration, in accordance with Section 2.1(a), without interest and subject to any withholding of Taxes as provided in Section 2.6, following the surrender of the Stock Certificate(s) or Book-Entry Shares representing such shares.  The Company shall give the Purchaser prompt written notice of any demands received by the Company for appraisal of Shares and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares.  Prior to the Effective Time, the Company shall not, except with the prior written consent of the Purchaser, voluntarily make any payment with respect to, or settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

2.4                            Treatment of Options, Restricted Stock and  Restricted Stock Units.

(a)                               Treatment of Options.  Immediately prior to the Effective Time, each option to purchase Shares (each, a “Company Option”) under any stock option or other equity or equity-based plan of the Company, including the Amended and Restated ReachLocal, Inc. 2008 Stock Incentive Plan, the ReachLocal, Inc. Director Stock Plan, the ReachLocal, Inc. 2004 Stock Plan, or any other plan, agreement or arrangement (the “Company Equity Plans”), that is unexpired and unexercised immediately prior to the Effective Time, whether or not vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes as provided in Section 2.6) of an amount equal to the product of (i) the total number of Shares subject to such Company Option immediately prior to such cancellation and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such Company Option immediately prior to such cancellation (such amounts payable hereunder being referred to as the “Option Payments”).  No holder of a Company Option that has an exercise price per Share that is equal to or greater than the Merger Consideration shall be entitled to any payment with respect to such cancelled Company Option.  On or as soon as practicable following the Closing, but in any event no later than fifteen (15) days following the Closing, (i) the Surviving Corporation shall pay or cause to be paid through its or an Affiliate’s payroll system and subject to withholding, if any, as described in Section 2.6 to each holder of one or more Company Options who is a current or former employee of the Company, such holder’s Option Payment and (ii) the Surviving Corporation shall make, or cause to be made, the payment of the Option Payment to each holder of one or more Company Options who is not a current or former employee of the Company.

(b)                              Treatment of Restricted Shares. Immediately prior to the Effective Time, the Company shall cause all awards of restricted Shares heretofore granted under any Company Equity Plan that have not heretofore vested (“Company Restricted Shares”) to become fully vested and without further restrictions with respect to ownership rights thereto, thereby causing all Company Restricted Shares to become unrestricted Shares that are converted into the right to receive, at the Effective Time, the Merger Consideration as provided in Section 2.1(a).

(c)                               Treatment of Restricted Stock Units. Immediately prior to the Effective Time, each outstanding award of restricted stock units granted under any Company

Equity Plan (each a “Company RSU Award”), whether or not vested, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company RSU Award shall be entitled to receive, in consideration of the cancellation of such Company RSU Award and in settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes as provided in Section 2.6) of an amount equal to the product of (i) the total number of Shares subject to such Company RSU Award immediately prior to such cancellation and (ii) the Merger Consideration (such amounts payable hereunder being referred to as the “RSU Payments”).  As soon as practicable following the Closing, but in any event no later than fifteen (15) days following the Closing, (i) the Surviving Corporation shall pay or cause to be paid through its or an Affiliate’s payroll system and subject to withholding, if any, as described in Section 2.6 to each holder of one or more Company RSU Award who is a current or former employee of the Company, such holder’s RSU Payment and (ii) the Surviving Corporation shall make, or cause to be made, the payment of the RSU Payment to each holder of one or more Company RSU Awards who is not a current or former employee of the Company.

(d)                             Termination of Company Equity Plans.  As of the Effective Time, all Company Equity Plans shall be terminated and no further Shares, Company Options, Company Restricted Shares, Company RSU Awards, Company Securities or other rights with respect to Shares shall be granted thereunder.

(e)                               Board Actions.  Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate (including obtaining any required consents) to effect the transactions described in this Section 2.4.

2.5                            Treatment of Warrant.  Immediately prior to the Effective Time, the Company Warrant shall (to the extent unexercised at such time) be deemed to be automatically exercised in accordance with the Warrant Agreement and the holder thereof shall receive as consideration for the cancellation of the Company Warrant and the termination of the Warrant Agreement a payment in cash by the Surviving Corporation on the Closing Date, and in any event immediately after the Effective Time, of an amount equal to the product of (a) the total number of Shares underlying the Company Warrant immediately prior to such cancellation and (b) the lesser of (i) the excess, if any, of the Merger Consideration per Share over the exercise price per Share underlying the Company Warrant immediately prior to such cancellation and (ii) $2.55 (the “Warrant Payment”).  From and after the Effective Time, the Company Warrant shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Warrant Payment, if any. The Warrant Payment shall constitute the sole consideration payable in respect of the canceled Company Warrant and no additional consideration shall be paid in respect of the canceled Company Warrant.

2.6                            Withholding Rights.  The Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts that the Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law.  To the extent that amounts are so withheld and timely paid over to the appropriate Governmental Entity by the Purchaser, the Surviving Corporation or the Paying

Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosure in any section relating to forward-looking statements or any other disclosures included in any such form, report, schedule, statement or other document to the extent they are predictive or forward-looking in nature); provided, however, the foregoing clause (i) shall not apply to the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.21, 3.23, 3.24, and 3.25, or (ii) the disclosure schedule delivered by the Company to the Parent and the Purchaser concurrent with the execution of this Agreement (the “Company Disclosure Schedule”) (in each case it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article 3 for which it is reasonably apparent on its face that such information is relevant), the Company hereby represents and warrants to the Parent and the Purchaser as follows:

3.1                            Organization and Qualification; Subsidiaries.

(a)                               The Company and each of its Subsidiaries (each, a “Company Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to conduct its business as it is currently being conducted.  The Company and each Company Subsidiary is duly qualified to do business as a foreign corporation or other entity, and is in good standing (with respect to jurisdictions which recognize such concept) under the Laws of each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)                              The Company has made available or caused to be made available to the Purchaser true, complete and correct copies of (i) the Amended and Restated Certificate of Incorporation of the Company, as amended through and in effect as of the date hereof (the “Company Charter”), (ii)  the Amended and Restated Bylaws of the Company, as amended through and in effect as of the date hereof (the “Company Bylaws”), and (iii) the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary.

(c)                               Section 3.1(c) of the Company Disclosure Schedule sets forth (i) a true, correct and complete list of the Company Subsidiaries as of the date of this Agreement, together with the jurisdiction of organization or incorporation, as the case may be, of each

Company Subsidiary and (ii) a true, correct and complete list of the issued and outstanding Equity Interests of each Company Subsidiary and the owner of such Equity Interests.  There are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly-owned, directly or indirectly, by the Company (in excess of $250,000) or any other Person, other than guarantees by the Company of any indebtedness or other obligations of any wholly owned Company Subsidiary.

3.2                            Capitalization.

(a)                               The authorized capital stock of the Company consists of (i) 140,000,000 Shares, of which, as of the close of business on June 20, 2016 (the “Capitalization Date”), (A) there were 30,096,787 Shares issued and outstanding and (B) no Shares were held by the Company in its treasury, and (ii) 10,000,000 shares of preferred stock, par value $0.00001 per share, of the Company (the “Company Preferred Stock”), of which no shares of Company Preferred Stock are issued and outstanding.  No Company Subsidiary owns any Shares or has any option or warrant to purchase Shares or any other Equity Interest in the Company or any other Company Securities.

(b)                              As of the close of business on the Capitalization Date, the Company has no Shares or shares of Company Preferred Stock subject to or reserved for issuance, except for (i) 7,944,575 Shares subject to outstanding Company Options under the Company Equity Plans, (ii) 1,000,000 Shares subject to the Company Convertible Notes, (iii) 300,000 Shares underlying the Company Warrant, (iv) 184,500 Shares subject to outstanding Company RSU Awards under the Company Equity Plans and (v) 1,908,065 Shares reserved for future issuance under the Company Equity Plans for awards not yet granted.

(c)                               All of the issued and outstanding Shares have been, and all Shares that may be issued pursuant to the Company Equity Plans, the Company Convertible Notes, the Company Warrant, the Company Options or the Company RSU Awards will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, and are (or in the case of Shares not yet issued, will be) fully paid, non-assessable and free of preemptive rights.

(d)                             Except as described in Section 3.2(a) and Section 3.2(b) and except for changes since the close of business on the Capitalization Date resulting from the exercise of Company Options or settlement of Company RSU Awards, as of the date of this Agreement, there are no (i) shares of capital stock or other voting securities or equity interests of the Company, (ii) outstanding subscriptions, options, calls, warrants, rights, commitments or agreements to acquire or that obligate the Company or any Company Subsidiary to issue any shares of the capital stock or other equity securities or voting interests of the Company or any Company Subsidiary, (iii) restricted shares, stock appreciation rights, redemption rights, repurchase rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any Company Subsidiary or other equity equivalent or equity-based awards or rights or (iv) outstanding securities, instruments or obligations of the Company or any Company Subsidiary that are or may become convertible into or exchangeable for any shares of the capital stock or other equity security or voting interest of the Company or any Company Subsidiary (the items in clauses (i)–(iv) above, collectively, the “Company Securities”). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Securities.

(e)                               Except as set forth on Section 3.2(e) of the Company Disclosure Schedule, none of the Company or any Company Subsidiary is a party to any Contract (i) restricting the transfer of, (ii) relating to the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing or granting any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights of any kind which obligate the Company or any Company Subsidiary to issue or deliver any Company Securities or other similar rights with respect to any Company Securities.

(f)                                None of the Company or any Company Subsidiary holds an Equity Interest in any Person other than a Company Subsidiary.  Each outstanding share of capital stock or other Equity Interest in each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or one or more of its wholly owned Company Subsidiaries free and clear of all Liens.

(g)                              Except for the Company Convertible Notes, there is no outstanding indebtedness of the Company having the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) on any matters on which Company stockholders may vote.

3.3                            Authority.

(a)                               The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to comply with the provisions of and perform its obligations under this Agreement.  This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by the Parent and the Purchaser, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought).

(b)                              Pursuant to applicable Law (including the DGCL), the Company Charter and the Company Bylaws, the affirmative vote of the holders of Shares representing a majority of the outstanding Shares constitutes the only vote required of the holders of any class or series of the Company’s capital stock that would be, in the absence of Section 251(h) of the

DGCL, required to adopt this Agreement and approve the transactions contemplated hereby, including the Merger.

3.4                            No Conflict.  None of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or payment for Shares pursuant to the Offer, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement or compliance by the Company with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with, violate, or result in the breach of or constitute a default under any provision of the Company Charter or the Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with, violate, or result in the breach of or constitute a default under any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under (or an event which, with notice or lapse of time or both, would become a default), or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to any Contract or Company Permit to which the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, changes of control, defaults, other occurrences or Liens which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.5                            Required Filings and Consents.  Assuming the accuracy of the representations and warranties of the Parent and the Purchaser in Section 4.4, none of the execution, delivery or performance of this Agreement by the Company, the acceptance for payment or payment for Shares pursuant to the Offer, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement or compliance by the Company with any provision of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act and any Competition Laws as set forth on Section 3.5 of the Company Disclosure Schedule, (c) compliance with the applicable requirements of the Exchange Act, (d) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (e) such filings as may be required under the rules and regulations of the NASDAQ Global Market (“NASDAQ”); and (f) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.6                            Permits; Compliance With Law.

(a)                               The Company and each Company Subsidiary holds and is in possession of all franchises, grants, authorizations, licenses, permits, certificates, variances, exemptions, easements, waivers, consents, approvals, orders, concessions, registrations and clearances or other authorizations of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses in all respects as currently conducted (the “Company Permits”), except where the failure to comply with, to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries are, and since January 1, 2014 have been, in material compliance with the terms and requirements of all material Company Permits. Neither the Company nor any of the Company Subsidiaries has received any written or, to the Company’s Knowledge, other notice from any Governmental Entity (and to the Company’s Knowledge, no Governmental Entity has threatened any notice) (i) asserting any material violation of any term or requirement of any material Company Permit held by the Company or any Company Subsidiary, as applicable, (ii) notifying the Company or any Company Subsidiary of the revocation or withdrawal of any material Company Permit held by the Company or such Company Subsidiary or (iii) imposing any condition, modification or amendment on any material Company Permit (other than such condition, modification or amendment that would also be imposed on similarly situated holders of such Company Permit), in each case that has not been cured or waived.

(b)                              Neither the Company nor any Company Subsidiary is, and since January 1, 2014 none of the Company or any Company Subsidiary has been, in conflict with, default under or violation of any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  As of the date of this Agreement, no investigation by any Governmental Entity with respect to the Company or any Company Subsidiary is pending, nor, to the Knowledge of the Company, has any Governmental Entity threatened or indicated to the Company an intention to conduct any such investigation.

(c)                               The Company and each Company Subsidiary (i) are in compliance, and for the past five (5) years have been in compliance, in all material respects with the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”) and any other applicable Anti-corruption Laws; (ii) during the past five (5) years have not received written notice from a Governmental Entity or any other Person of any actual or alleged violation by the Company or any Company Subsidiary of, or any investigation by any Governmental Entity with respect to, the FCPA or any other Anti-corruption Laws and (iii) during the past five (5) years have maintained an FCPA and anti-corruption compliance program that includes, at a minimum, policies and procedures designed to enhance awareness of and compliance by the Company and the Company Subsidiaries with the FCPA and any other applicable Anti-corruption Laws.

(d)                             None of the Company or any Company Subsidiary has, directly or indirectly through its Representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), offered, promised, paid, authorized or given, money or anything of value to any Person in material violation of applicable Law for the purpose of: (i) influencing any act or decision of any Governmental Entity or any political party or party official, or any candidate for political office; (ii) inducing any Governmental Entity or any political party or party official, or any candidate for political office to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; (iv) inducing a Person to improperly perform a relevant function or activity on behalf of a Governmental Entity or to reward a Person for having improperly performed a relevant function or activity on behalf of a Governmental Entity; or (v) inducing any Governmental Entity or any political party or party official, or any candidate for political office to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any person or entity, in any way.

(e)                               To the Knowledge of the Company, during the past five (5) years, none of the Company or the Company Subsidiaries has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is organized or domiciled in or that is a citizen of Cuba, Iran, North Korea, Sudan, or Syria (including any Governmental Entity within such country) or (ii) that is the subject of any international economic or trade sanction administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC).

3.7                            SEC Filings; Financial Statements.

(a)                               Since January 1, 2014, the Company has filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, proxy statements, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company with the SEC since such date, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”).  As of their respective filing dates or, if supplemented, modified or amended prior to the date hereof, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (i) did not (or, with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC promulgated thereunder and the listing and corporate governance rules and regulations of NASDAQ.  None of the Company Subsidiaries is required to, nor does it, file any forms, reports or other documents with the SEC.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries included in the Company SEC Documents (collectively, the “Company Financial Statements”), comply as to form in all material respects with applicable rules and regulations of the SEC with respect thereto.  The Company Financial Statements fairly present, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows and changes in shareholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal year-end adjustments, which are not material in significance or amount, and for the absence of notes).

(b)                              The books and records of the Company and the Company Subsidiaries have been maintained in all material respects in a manner that permits the Company to prepare the Company Financial Statements in accordance with GAAP. No financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.  Except as required by GAAP, the Company has not, between March 31, 2016 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on March 31, 2016.

(c)                               Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act) where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

(d)                             The Company has made available to the Parent true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2014 relating to the Company SEC Documents and all written responses of the Company thereto other than with respect to requests for confidential treatment or which are otherwise publicly available on the SEC’s EDGAR system.  To the Knowledge of the Company, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and none of the Company SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review.  There are no internal investigations with respect to which the Company has retained outside counsel, SEC inquiries or investigations or other governmental inquiries or investigations, to the Knowledge of the Company, pending or threatened, in each case regarding any accounting practices of the Company.

3.8                            Internal Controls.  The Company has established and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient in all material respects to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries.  The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e)

and 15d-15(e) of the Exchange Act) sufficient in all material respects to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Since January 1, 2014 through the date hereof, the Company has not identified (i) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that reasonably could adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud or allegations of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

3.9                            No Undisclosed Liabilities.  Except for those liabilities and obligations (a) reflected in or reserved against the Company Financial Statements or notes thereto for the fiscal year ended December 31, 2015 included in the Company SEC Documents, (b) incurred in the ordinary course of business consistent with past practice since the date of such financial statements, (c) for Taxes, which are addressed in Section 3.17, (d) incurred under this Agreement or in connection with the transactions contemplated hereby, including the Offer and the Merger, or (e) that otherwise, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any Company Subsidiary is subject to any liabilities or obligations required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company.

3.10                    Absence of Certain Changes or Events.

(a)                               Since January 1, 2016 through the date of this Agreement, except for the discussion and negotiation of this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

(b)                              Since January 1, 2016 through the date of this Agreement, there has not been any Company Material Adverse Effect or any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(c)                               Since January 1, 2016 through the date of this Agreement, the Company and the Company Subsidiaries have not taken or have not agreed to take any action that would be prohibited by Sections 5.1(c), (e), (g), (h), (j), (k), (m), (n), (p), (q), (r), (s) or (t) if such action were taken during the period between the date of this Agreement and the Effective Time.

3.11                    Employee Benefit Plans.

(a)                               Section 3.11(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each Benefit Plan as of the date hereof.  The Company has described, furnished or made available to the Parent or filed with the SEC prior to the date hereof true and complete copies of each Benefit Plan document, including all amendments thereto, and a true and complete copy of each material document prepared in connection with each such Benefit Plan, including, where applicable and without limitation, a copy of: (i) each trust or other funding arrangement, (ii) each summary plan description, summary of material modifications, and other material participant disclosures, (iii) the most recently filed IRS Form 5500, including all attachments thereto, (iv) the most recently received IRS determination or opinion letter for each such Benefit Plan, (v) the most recently prepared actuarial report and financial statement in connection with each such Benefit Plan, (vi) all material written contracts, instruments or agreements relating to each material Benefit Plan, including administrative service agreements and group insurance contracts, (vii) all applicable compliance tests for the three most recent plan years for each such Benefit Plan, (viii) all filings under the Internal Revenue Service’s Employee Plans Compliance Resolution System Program or any of its predecessors or the Department of Labor’s Delinquent Filer Program or Voluntary Fiduciary Correction Program, and (ix) all material correspondences in the last 5 years with governmental regulators with respect to an inquiry, audit or investigation of any Benefit Plan.  The Company, Company Subsidiaries and any Commonly Controlled Entity have not made any express commitment to create, modify, change or terminate any Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b)                              Each Benefit Plan (and any related trust or other funding vehicle) has been administered in all material respects in accordance with its terms and ERISA, the Code and all other applicable Laws, and in form complies in all material respects with ERISA, the Code and all other applicable Laws.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Benefit Plan.  To the Knowledge of the Company, there has not been any material “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Benefit Plan.  The Company, the Company Subsidiaries or any Commonly Controlled Entity have not incurred any material liability for any tax or penalty with respect to any Benefit Plan under the Code or ERISA.

(c)                               None of the Company, any of the Company Subsidiaries or any Commonly Controlled Entity has sponsored, maintained, contributed to or in the last six years has been required to maintain or contribute to, or has any actual or contingent liability under, any benefit plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan (including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA), or otherwise has any liability with respect to Title IV of ERISA.  No Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment, except as may be required by applicable Law.

(d)                             There are no pending legal proceedings, claims or administrative actions which have been asserted or instituted against any of the Benefit Plans (other than claims for benefits made in the ordinary course of business), the assets of any such Plans, or the Company, the Company Subsidiaries or any Commonly Controlled Entity or the plan administrator or any fiduciary of the Benefit Plans with respect to the operation of such plans, and, to the Knowledge of the Company, no such legal proceedings, claims, or administrative actions have been threatened.

(e)                               Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all Internal Revenue Service guidance promulgated thereunder.

(f)                                No payments or benefits (either alone or in conjunction with any other event, including any termination of employment on or following the Closing) under any Benefit Plan or other agreement with the Company, the Company Subsidiaries or any Commonly Controlled Entity will be considered an excess parachute payment under Section 280G of the Code.

(g)                              Except as provided in Sections 2.4(a), 2.4(b), and 2.4(c), none of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby will (alone or in conjunction with any other event, including any termination of employment on or following the Closing) (i) entitle any Participant to any compensation or benefit or (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Benefit Plan.

(h)                              No Benefit Plan that is subject to the Laws of any jurisdiction outside of the United States (each, a “Foreign Plan”) has material unfunded liabilities that as of the Effective Time will not be offset by insurance or fully accrued and no material liability exists or reasonably would be imposed upon the assets of the Company or any Company Subsidiary by reason of such Foreign Plan.

3.12                    Labor and Other Employment Matters.

(a)                               Each of the Company and the Company Subsidiaries is in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, layoffs, affirmative action, worker classification, compensation and benefits, wages and hours, leaves of absence, equal employment opportunity, non-harassment, non-discrimination, collective bargaining and the payment of social security and similar employment taxes.  The Company is not liable for the payment of any fines, penalties or other amounts for the failure to comply with any of the foregoing requirements of Law.

(b)                              Neither the Company nor any Company Subsidiary is a party to, bound by or in material breach or default under any collective bargaining agreement or other labor-related agreement, and to the Company’s Knowledge, no labor union or other labor-related organization or association represents or has been certified to represent any employee of the Company or any Company Subsidiary or has applied to represent or is attempting to organize so as to represent such employees.

(c)                               To the Company’s Knowledge, there is no pending or threatened work stoppage, slowdown, labor strike, material labor dispute or labor or employment-related Proceeding against the Company or any Company Subsidiary.

(d)                             The Company is not and has not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.

(e)                               To the Company’s Knowledge, no current employee of the Company or any Company Subsidiary at or above the level of vice president or managing director presently intends to terminate his or her employment.

(f)                                To the Company’s Knowledge, no employee of the Company or any Company Subsidiary is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation:  (i) to the Company or any Company Subsidiary or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any Company Subsidiary or (B) to the knowledge or use of trade secrets or proprietary information.

(g)                              Since January 1, 2015, the Company has not implemented, and does not intend to implement, any plant closing or layoff of employees that could implicate the WARN Act or any similar Law.

3.13                    Contracts.

(a)                               Section 3.13(a) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of each Contract to which the Company or any Company Subsidiary is a party or which binds or affects their respective properties or assets, and which falls within any of the following categories:

(i)                                  any Contract to which a Person other than the Company or any Company Subsidiary is a party with respect to a joint venture, partnership, strategic alliance, limited liability company or other similar Contract, related to the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance or limited liability company;

(ii)                              any Contract that involves future expenditures, receipts or other liability by the Company or any Company Subsidiary of more than $1,000,000 in any twelve (12)-month period that cannot be terminated on thirty (30) days’ or less notice without material payment or penalty;

(iii)                          any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any Company Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or businesses;

(iv)                          any Contract that limits the ability of the Company or any Company Subsidiary or any of their affiliates (including, following the consummation of the Merger, the Surviving Corporation and its Subsidiaries and affiliates) to provide services in any line of business or compete with any Person or purchase, sell, supply or distribute  any product or service, in each case, in any geographic area or market segment or to engage in any type of business (including any license, collaboration, agency or distribution agreements);

(v)                              any Contract relating to the acquisition or divestiture of any Person or business (A) entered into since January 1, 2014 with a purchase price in excess of $500,000 or (B) that contains “earn-out” provisions or other contingent payment obligations that could reasonably be expected to result in future payments by the Company or a Company Subsidiary in excess of $500,000 (including indemnification obligations);

(vi)                          any Contract or series of related Contracts relating to indebtedness for borrowed money or any financial guaranty (including any guaranty by the Company or any Company Subsidiary of any obligations of any third party), in each case (A) pertaining to indebtedness in excess of $500,000 or (B) that becomes due and payable as a result of the Merger;

(vii)                      any Contract pursuant to which the Company or any Company Subsidiary licenses (in or out) Intellectual Property that is material to the conduct of the Company’s and the Company Subsidiaries’ business as currently conducted, except (A) Contracts for off-the-shelf, shrink-wrap, click-through, pre-installed software or other commercially available software, hardware or databases licensed to the Company or any Company Subsidiary, in each case with a value less than $100,000 and (B) standard form licenses granted to customers by the Company or its Subsidiaries in the ordinary course of business consistent with past practice;

(viii)                  any Contract that by its terms limits the payment of dividends or other distributions in respect of the Company Securities or otherwise, prohibits the pledging of the Company Securities or prohibits the issuance of guarantees by the Company or any Company Subsidiary;

(ix)                          any Contract with any affiliate (other than the Company or any Company Subsidiary), director, manager or officer of the Company or any Company Subsidiary or with any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any such director, manager or officer;

(x)                              any stockholders, investors rights, registration rights or similar agreement or arrangement;

(xi)                          any Contract that relates to any swap, forward, futures, hedge or other derivative transaction;

(xii)                      any Contract with the ten (10) largest clients of the Company;

(xiii)                  any Contract relating to third party agency, dealer, sales representative, resellers, affiliate programs, marketing or similar arrangements providing for commission or other payments (but excluding product or pass-through costs) (A) during the fiscal year ended December 31, 2015 of $250,000 or (B) through May 31, 2016 in the fiscal year ending December 31, 2016 of $150,000;

(xiv)                  any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act; and

(xv)                      any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act).

(b)                              Each Contract of the type described in Section 3.13(a), and each Contract set forth or required to be set forth in Section 3.13(a) of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.”  True, correct and complete copies of each Company Material Contract in effect as of the date hereof has been made available to the Purchaser (including pursuant to agreed-upon procedures to protect competitively sensitive information) or publicly filed with the SEC.

(c)                               Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) each Company Material Contract is a legally valid and binding and in full force and effect and enforceable obligation of the Company or the Company Subsidiary party thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) the Company or the Company Subsidiary party thereto has performed all obligations required to be performed by it under the Company Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since January 1, 2015, neither the Company nor any Company Subsidiary has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Company Material Contract, and (iv) neither the Company nor any of the Company Subsidiaries has received any written notice of the intention of any party to cancel, terminate, change the scope of rights under or fail to renew any Company Material Contract.

3.14                    Litigation.  As of the date of this Agreement, there is no, and there has not been since January 1, 2016, any material Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, or any of their respective properties or assets, and neither the Company nor any Company Subsidiary is subject to any material Order or any Proceeding or Order that challenges the validity or propriety of the Offer or the Merger.  As of the date of this Agreement, there is no, and there has not been since January 1, 2016, any Proceeding pending or, to the Knowledge of the Company, threatened against any officers, directors or managers of the Company or any Company Subsidiary (in their capacity as such) that is reasonably likely to result in any liability on the part of the Company, whether or not such liability is insured.

3.15                    Environmental Matters.  (a) Each of the Company and the Company Subsidiaries is in material compliance with applicable Environmental Laws; (b) each of the Company and the Company Subsidiaries possesses, or has applied for, all material Environmental Permits necessary for the conduct and operation of their respective businesses as now being conducted, and each of the Company and the Company Subsidiaries are in material compliance with all such Environmental Permits; (c) neither the Company nor any Company Subsidiary has received any unresolved written notice of material violation alleging that the Company or such Company Subsidiary is in violation of any Environmental Law; (d) neither the Company nor any Company Subsidiary is subject to any Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the Knowledge of the Company, there are no facts, conditions or circumstances which would be reasonably expected to give rise to an such an Order or an obligation by the Company or any Company Subsidiary to investigate, sample, monitor, treat, remediate, remove or cleanup any Hazardous Substances; and (e) no investigation, litigation or other proceeding is pending or, to the Knowledge of the Company, threatened in writing with respect to compliance with or liability under applicable Environmental Laws.  Notwithstanding any other provisions of this Agreement to the contrary, this Section 3.15, together with Section 3.7 and Section 3.9, constitutes the sole and exclusive representations and warranties made in this Agreement with respect to Hazardous Substances, Environmental Laws, Environmental Permits and any other matter related to the environment.

3.16                    Intellectual Property.

(a)                               Section 3.16(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all: (i) patents and patent applications; (ii) registered trademarks, and service marks and applications therefor; (iii) domain name registrations; and (iv) copyright registrations; in each case, that are included in the Company Intellectual Property and whether wholly or jointly owned (the “Company Registered Intellectual Property”).  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement, the Company Registered Intellectual Property is subsisting and has not been abandoned or cancelled, and to the Knowledge of the Company, no Proceeding (other than office actions in connection with the prosecution of applications) is pending or threatened before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any Company Registered Intellectual Property.

(b)                              As of the date of this Agreement, (i) no material Proceedings are pending against the Company or any Company Subsidiary, or, to the Knowledge of the Company, are threatened, alleging that the Company or any Company Subsidiaries are infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any Person; (ii) to the Knowledge of the Company, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating the Company Intellectual Property, and neither the Company nor any Company Subsidiary has instituted or threatened to institute any Proceeding against any Person with respect to the foregoing in this subsection (ii); and (iii) to the Knowledge of the Company, the operation by the Company and the Company

Subsidiaries of their respective businesses as currently conducted does not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property rights of any Person.

(c)                               The Company and each Company Subsidiary has taken commercially reasonable actions to maintain and protect all Company Intellectual Property which is material to the business of the Company and the Company Subsidiaries and which derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use, and all such Intellectual Property has been maintained in confidence in accordance with protection procedures that are customarily used in the industry to protect rights of like importance.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, there has been no unauthorized disclosure of the Company Intellectual Property.

(d)                             Since January 1, 2016, and except as, individually or in the aggregate, has not had and would not be reasonably expected to have a Company Material Adverse Effect, (i) there has been no failure with respect to the computer systems, servers, network equipment and other computer hardware owned by the Company and the Company Subsidiaries, (collectively, “IT Systems”), and, (ii) to the Knowledge of the Company, there has been no unauthorized access to or use of any IT Systems.

3.17                    Tax Matters.

(a)                               All income Tax Returns and all other material Tax Returns that are required to be filed by or with respect to the Company or the Company Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and correct in all material respects and have been prepared in accordance with applicable Laws.

(b)                              The Company and the Company Subsidiaries have paid all material Taxes due and owing by any of them (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and the Company Subsidiaries.

(c)                               No deficiencies for material Taxes have been claimed, proposed or assessed by any Governmental Entity in writing, or to the Knowledge of the Company are pending, against the Company or the Company Subsidiaries except for deficiencies that have been satisfied by payment, settled or withdrawn (including any applicable interest charges, penalties or other additions to Taxes) or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and the Company Subsidiaries.

(d)                             There is not pending or, to the Knowledge of the Company, threatened any audit, examination, investigation or other proceeding with respect to any material Taxes of the Company or the Company Subsidiaries.

(e)                               Neither the Company nor the Company Subsidiaries have waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, nor is there any pending request for such a waiver or extension of time.

(f)                                Neither the Company nor the Company Subsidiaries nor any predecessors of the Company or the Company Subsidiaries by merger or consolidation have constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) in the two years prior to the date of this Agreement.

(g)                              Neither the Company nor the Company Subsidiaries are a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or arrangements that are not primarily related to Taxes).

(h)                              There are no Liens for material Taxes upon any property or assets of the Company or the Company Subsidiaries, except for Permitted Liens.

(i)                                  Neither the Company nor the Company Subsidiaries have entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. law).

(j)                                  The Company and the Company Subsidiaries are and have been at all times in compliance with all applicable Tax Laws with respect to the withholding of Taxes, and have, within the time and the manner prescribed by Law, withheld and paid over to the proper taxing authorities all material amounts required to be so withheld and paid over under applicable legal requirements.

(k)                              Neither the Company nor the Company Subsidiaries are the subject of a claim that has been made by any Governmental Entity in a jurisdiction where the Company or the relevant Company Subsidiary, as the case may be, does not file a Tax Return, stating that such entity is or may be subject to taxation by that jurisdiction for material Taxes that would be covered by or the subject of such Tax Return, which claim has not been fully paid or settled to the satisfaction of such Governmental Entity.

(l)                                  Neither the Company nor the Company Subsidiaries are or will be required to include in income any material adjustment pursuant to Section 481(a) of the Code (or similar provision of state, local or non-U.S. Law) by reason of a change in accounting method or as a result of the transactions contemplated hereby.

(m)                          Neither the Company nor the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or non-U.S. Law), (iv) closing agreement as described in Section 7121 of the Code (or similar provision of state, local or non-U.S. Law), or (v) cancellation of indebtedness income deferred pursuant to Section 108(i) of the Code.

(n)                              Neither the Company nor the Company Subsidiaries (i) have been a member of an affiliated group filing a consolidated Tax Return (other than a group the common parent of which was the Company) for any taxable period for which the relevant statute of limitations has not expired, or (ii) have liability for the Taxes of any Person as of the date of this Agreement, pursuant to Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), by Contract, as a transferee or successor, or otherwise.

3.18                    Insurance.  Neither the Company nor any Company Subsidiary (i) is in breach or default of any insurance policies maintained by or on behalf of the Company or any Company Subsidiary (collectively, “Insurance Policies”), (ii) has received any written notice of termination or cancellation or denial of coverage, nor to the Knowledge of the Company is there any threatened termination or cancellation or denial of coverage, with respect to any Insurance Policy, and all such Insurance Policies are outstanding and duly in full force and effect, except in each case, which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Insurance Policies provide coverage in all material respects as may be required by applicable Laws and by Material Contracts to which the Company is a party.  Section 3.18 of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of the Insurance Policies, and true, correct and complete copies of the Insurance Policies have been made available to the Parent.

3.19                    Title to Assets; Real Property.

(a)                               The Company and each Company Subsidiary, as applicable, has good and marketable title to, or in the case of leased assets, valid leasehold interests in, all machinery, equipment, furniture, fixture and other tangible personal property and assets necessary in all material respects for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, except Permitted Liens.

(b)                              As of the date hereof, the Company and the Company Subsidiaries do not own any real property.

(c)                               Section 3.19(c) of the Company Disclosure Schedule sets forth a list, as of the date hereof, of any lease, sublease, license or occupancy agreement for real property (“Leased Real Property”), including all material amendments, material modifications and terminations thereof, pursuant to which the Company or any Company Subsidiary leases, subleases, uses or otherwise occupies any real property (any such lease, sublease, license or occupancy agreement being hereinafter referred to as a “Lease”).  The Company or a Company Subsidiary has a valid and subsisting leasehold interest in the Leased Real Property.  None of the Company, any of the Company Subsidiaries, or, to the Company’s Knowledge, any other party, has subleased, licensed or otherwise granted any Person, other than the Company or the Company Subsidiaries, the right to use, occupy or otherwise obtain a real property interest (or otherwise assign, pledge or hypothecate any interest) in any Leased Real Property or any material portion thereof, whether as tenants, subtenants, trespassers or otherwise.

(d)                             The Company has delivered to the Parent true, correct and complete copies of all Leases, and there are no other material lease agreements for real property affecting the Leased Real Property or to which the Company or any Company Subsidiary is bound; and all such Leases are in full force and effect and valid and binding, and enforceable in accordance with their respective terms.  The Company and the Company Subsidiaries are in material compliance with the terms of all of the Leases, and there are no material defaults under the Leases by the Company or any Company Subsidiaries, or, to the Knowledge of the Company, the lessor or landlord thereunder, and there are no events which with the passage of time or notice, or both, would constitute a material default on the part of the Company or any Company Subsidiary, or, to the Knowledge of the Company, any other party to the Leases. Neither the Company nor any Company Subsidiary has received any written notice alleging any default under any of the Leases.

(e)                               The Leased Real Property is in good condition and repair in all material respects, subject to ordinary wear and tear, and is sufficient in all material respects for the uses in which such property is presently employed.

3.20                    Affiliate Transactions.  No executive officer or director of the Company or any Company Subsidiary or any Person who, to the Knowledge of the Company, beneficially owns five percent (5%) or more of the outstanding Shares as of the date hereof is party to any Contract with the Company or any Company Subsidiary or binding upon any of their respective properties or assets, has any material interest in any material property owned or leased by the Company or any Company Subsidiary, or has engaged in any transaction with the Company or any Company Subsidiary, in each case, that is of the type that is required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act that have not been otherwise disclosed in the Company SEC Documents filed prior to the date hereof.

3.21                    Opinion of Financial Advisor.  The Company Board has received the opinion (the “Fairness Opinion”) of Citigroup Global Markets Inc. (the “Company Financial Advisor”), to the effect that, as of the date of the Fairness Opinion, and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Offer Price and the Merger Consideration, as applicable, to be received by the stockholders (other than the Parent and the Purchaser and their respective affiliates) of the Company pursuant to the Agreement is fair to such stockholders from a financial point of view.

3.22                    Information in the Offer Documents and the Schedule 14D-9.  The information supplied by the Company expressly for inclusion in, or incorporation by reference into, the Offer Documents and any Other Filings filed with the SEC by the Parent or the Purchaser (and any amendment thereof or supplement thereto) will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Schedule 14D-9 and any Other Filings filed with the SEC by the Company (and any amendment thereof or supplement thereto) will comply as to form in all material respects with the provisions of Rule 14d-9 of the Exchange Act and any other applicable federal securities Laws and will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders or at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that the Company makes no representation or warranty with respect to statements made in the Schedule 14D-9 or such Other Filings based on information furnished by or on behalf of the Parent or the Purchaser in writing expressly for inclusion therein.

3.23                    Brokers.  Except for the Company’s obligations to the Company Financial Advisor, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Offer and the Merger, based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

3.24                    Takeover Statute.  Assuming the accuracy of the representations and warranties set forth in Section 4.7, prior to the date of this Agreement, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement, the Support Agreement, the Offer, the Merger and the transactions contemplated hereby.  To the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to this Agreement, the Offer or the Merger or the other transactions contemplated hereby.

3.25                    No Rights Plan. There is no shareholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

3.26                    Data Security and Privacy.

(a)                               Except as would not be material to the operations of the business of the Company and Company Subsidiaries, taken as a whole, (i) the Company and each of the Company Subsidiaries (A) maintains and implements industry standard policies and procedures regarding the security, privacy, data protection, and the collection, retention, protection, transfer and use of personally identifiable information collected, used or held for use by the Company and each Company Subsidiary, (B) is in compliance in all material respects with all such policies and other laws, rules and regulations pertaining to data privacy and data security, including the Payment Card Industry Data Security Standard, to the extent applicable, and (C) maintains and implements industry standard policies and procedures with respect to protecting the Company’s data and systems from unauthorized access or use; (ii) to the Knowledge of the Company, since January 1, 2014, there have been no (A) losses or thefts of, or security breaches relating to, personally identifiable information in the possession, custody or control of the Company or any of its Subsidiaries, (B) unauthorized access or unauthorized use of any such personally identifiable information (C) improper disclosure of any personally identifiable information in the possession, custody or control of the Company or any Company Subsidiary or any Person acting on their behalf, or (D) cyberattacks resulting in unauthorized access or unauthorized use of the Company’s data or systems.

(b)                              Since January 1, 2014, no Person has threatened to assert any Proceeding pursuant to any written notice or commenced any Proceeding with respect to any alleged violation of any data privacy and data security laws.

3.27                    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3, none of the Company, any of its affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by the Parent, the Purchaser or any of their respective affiliates or Representatives on any such representation or warranty) with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Parent, the Purchaser or their respective Representatives or affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof.  Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to the Parent, the Purchaser or their Representatives or affiliates or any other Person resulting from the Parent’s, the Purchaser’s or their Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to the Parent, the Purchaser or their Representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Parent, the Purchaser or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, except as and only to the extent any such information is expressly included in a representation or warranty contained in this Article 3.  Notwithstanding the foregoing, nothing set forth herein shall limit or otherwise impair the rights of the Parent and the Purchaser under this Agreement or applicable Law arising out of Fraud.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE PURCHASER

Except as set forth in the disclosure schedule delivered by the Parent and the Purchaser to the Company concurrent with the execution of this Agreement (the “Parent Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Schedule shall be deemed to apply to and qualify the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article 4 for which it is reasonably apparent on its face that such information is relevant), the Parent and the Purchaser hereby represent and warrant to the Company as follows:

4.1                            Organization and Qualification.  Each of the Parent and the Purchaser is a corporation duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and assets and to conduct its business as it is currently being conducted.  Each of the Parent and the Purchaser is duly qualified to do business as a foreign corporation, and is in good standing in under the Laws of the jurisdiction (with respect to jurisdictions which recognize such concept) where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.2                            Authority.  Each of the Parent and the Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Offer and the Merger.  The execution and delivery of this Agreement by each of the Parent and the Purchaser, as applicable, and the consummation by the Parent and the Purchaser of the transactions contemplated hereby, including the Offer and the Merger, have been duly and validly authorized by all requisite corporate action and, subject to the adoption of this Agreement by the Parent, as sole stockholder of the Purchaser, no other corporate proceedings on the part of the Parent or the Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Parent and the Purchaser, and assuming due and valid authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of the Parent and the Purchaser, enforceable against the Parent and the Purchaser in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles, including specific performance and injunctive and other forms of equitable relief).

4.3                            No Conflict.  None of the execution, delivery or performance of this Agreement by the Parent or the Purchaser, the making of the Offer, the acceptance for payment or payment for Shares pursuant to the Offer, the consummation by the Parent or the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by the Parent or the Purchaser with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of the Parent or the Purchaser; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Parent or the Purchaser or any other Subsidiary of the Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) upon any of the respective properties or assets of the Parent, the Purchaser or any Parent Subsidiary pursuant to, any Contract, permit or other instrument or obligation to which the Parent, the Purchaser or any Parent Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.4                            Required Filings and Consents.  Assuming the accuracy of the representations and warranties of the Company in Section 3.5, none of the execution, delivery or performance of this Agreement by the Parent and the Purchaser, the acceptance for payment or payment for Shares pursuant to the Offer, the consummation by the Parent and the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by the Parent or the Purchaser with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, other than (a) the filing of the Certificate of Merger as required by the DGCL, (b) compliance with the applicable requirements of the Competition Laws set forth on Section 4.4 of the Parent Disclosure Schedule, (c) filings with the SEC of such reports under, such other compliance with, the Exchange Act or the Securities Act, and the rules and regulations of the SEC promulgated thereunder, as may be required by the Parent or the Purchaser in connection with this Agreement and the transactions contemplated hereby and (d) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity or any other Person, individually or in the aggregate, has not has and would not reasonably be expected to have a Parent Material Adverse Effect.

4.5                            Litigation.  As of the date hereof, there is no Proceeding pending or, to the Knowledge of the Parent, threatened against the Parent or the Purchaser or any of their respective affiliates, officers, directors or managers (in their capacity as such), or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and neither the Parent nor the Purchaser is subject to any Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or that challenges the validity or propriety of the Offer or the Merger.

4.6                            Information in the Offer Documents and the Schedule 14D-9.  The information supplied by or on behalf of the Parent and the Purchaser for inclusion in, or incorporation by reference into, the Schedule 14D-9 and any Other Filing filed with the SEC by the Company (and any amendment thereof or supplement thereto) will not, when filed with the SEC, when distributed or disseminated to the Company’s stockholders or at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The Offer Documents and any Other Filing filed with the SEC by the Parent or the Purchaser (and any amendment thereof or supplement thereto), will not, when filed with the SEC and at the time of distribution or dissemination thereof to the stockholders of the Company, and at the Expiration Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that the Parent and the Purchaser make no representation or warranty with respect to statements made in the Offer Documents or such Other Filing based on information supplied by or on behalf of the Company for inclusion therein.  The Offer Documents and any Other Filing filed with the SEC by the Parent or the Purchaser will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

4.7                            Ownership of Company Capital Stock.  None of the Parent, the Purchaser or any Parent Subsidiary beneficially owns any Shares as of the date hereof.  Neither the Parent nor the Purchaser is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.8                            Sufficient Funds.  The Parent and the Purchaser have as of the date of this Agreement, and will have at the Acceptance Time and at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to effect payment of the aggregate Offer Price for all Shares validly tendered in the Offer, the aggregate Merger Consideration, and all other cash amounts payable pursuant to this Agreement.

4.9                            Ownership of the Purchaser.  All of the outstanding Equity Interests of the Purchaser have been duly authorized and validly issued and are wholly owned, directly or indirectly, by the Parent.  The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, including the Offer and the Merger, and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the transactions contemplated hereby, has not prior to the date hereof engaged in any business or other activities.

4.10                    Management Arrangements.  As of the date hereof, none of the Parent or the Purchaser, or their respective executive officers, directors or affiliates, has entered into any agreement, arrangement or understanding with any of the executive officers, directors or affiliates of the Company that is currently in effect or would become effective in the future (upon consummation of the Offer or the Merger or otherwise) and that would be required to be disclosed under Item 1005(d) of Regulation M-A under the Exchange Act.

4.11                    No Other Representations and Warranties.  Except for the representations and warranties expressly set forth in this Article 4, none of the Parent, the Purchaser or any of their affiliates or any other Person on behalf of the Parent or the Purchaser makes any express or implied representation or warranty (and there is and has been no reliance by the Company or any of its respective affiliates or Representatives on any such representation or warranty) with respect to the Parent, the Purchaser, their respective Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to the Company or their respective Representatives or affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Each of the Parent and the Purchaser acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of the Parent or the Purchaser has relied upon, any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided to the Parent or the Purchaser or their Representatives or affiliates in connection with the transactions contemplated by this Agreement including the accuracy, completeness or currency thereof other than the representations and warranties contained in Article 3.  Each of the Parent and the Purchaser acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and the Company Subsidiaries, and their respective affiliates, stockholders, controlling persons or Company Representatives shall not have any liability or responsibility whatsoever to the Parent, the Purchaser, any Parent Subsidiary, or their respective affiliates, stockholders, controlling persons or Parent

Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to the Parent, the Purchaser, any Parent Subsidiary, affiliates, stockholders, controlling persons or Parent Representatives, except as and only to the extent expressly set forth in Article 3 (as qualified by the Company Disclosure Schedule).  Notwithstanding the foregoing, nothing set forth herein shall limit or otherwise impair the rights of the Company under this Agreement or applicable Law arising out of Fraud.

ARTICLE 5
COVENANTS

5.1                            Conduct of Business by the Company Pending the Closing.  The Company agrees that, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except as set forth in Section 5.1 of the Company Disclosure Schedule or as required by applicable Law or as contemplated or permitted by this Agreement (including the remainder of this Section) or otherwise with the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to, (i) conduct and carry on its operations and business only in the ordinary course of business consistent with past practice and (ii) use its commercially reasonable efforts to preserve substantially intact its business organization and goodwill and its relationships with customers, vendors, suppliers, landlords and other persons with which it has material business relations, and to keep available the services of its current officers and employees in all material respects.  Without limiting the foregoing, from the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly required by applicable Law or this Agreement, or otherwise with the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each Company Subsidiary not to, directly or indirectly:

(a)                               amend, modify, waive, rescind or otherwise change the Company Charter or the Company Bylaws or other comparable charter or organizational documents of any of the Company’s Subsidiaries;

(b)                              issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary, or any rights based on the value of any such Equity Interests (except for transactions between the Company and any wholly owned Company Subsidiary or among wholly owned Company Subsidiaries), other than (i) grants of Company Options and Company RSU Awards in the ordinary course of business, consistent with past practice, and in an amount that is not material or in connection with any retention program established by the Company in connection with the transactions contemplated by this Agreement as in effect on the date of this Agreement as described in Section 5.1(b) of the Company Disclosure Schedule, and (ii) the issuance of Shares upon the exercise of Company Options, the Company Warrant or the Company Convertible Notes and the vesting of Company RSU Awards outstanding as of the date hereof or otherwise permitted to be granted hereunder in accordance with their terms and (iii) pledges of Equity Interests in connection with the incurrence or refinancing of Indebtedness permitted under Section 5.1(j) below;

(c)                               sell, pledge, dispose of, transfer, assign, lease, license, abandon, dedicate to the public, or permit to lapse (solely in the case of material Company Intellectual Property) any material property or assets of the Company or any Company Subsidiary (other than transactions between the Company and any wholly owned Company Subsidiary or among wholly owned Company Subsidiaries), except (i) pursuant to Contracts in effect prior to the date hereof (as such Contracts may be modified, extended or amended in the ordinary course of business), (ii) if the fair market value of such property or assets does not exceed $500,000 in the aggregate, (iii) Liens existing as of the date hereof and Permitted Liens and Liens securing Indebtedness permitted by this Agreement or (iv) in the ordinary course of business;

(d)                             sell, transfer, lease, sublease or license to any Third Party, or encumber, pledge, abandon or dispose of, any of the Leased Real Property, other than in the ordinary course of business consistent with past practice;

(e)                               declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than dividends paid by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary) or enter into any agreement with respect to the voting or registration of its capital stock or other Equity Interests;

(f)                                reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, or other Equity Interests, except (i) the acquisition by the Company of Shares in connection with the surrender of Shares by holders of Company Options in order to pay the exercise price of the Company Option, (ii) the withholding or disposition of Shares to satisfy withholding Tax obligations with respect to awards granted pursuant to the Company Equity Plans or (iii) upon the forfeiture of outstanding Company Options, Restricted Shares or Company RSU Awards upon the termination of the employment of the holder thereof or otherwise;

(g)                              merge or consolidate the Company or any Company Subsidiary with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary, other than a merger with and into another Company Subsidiary;

(h)                              acquire or agree to acquire (including by merger or consolidation, or acquisition of all or a substantial portion of the stock or assets or voting interest in, or by any other manner) any Person or business or division thereof except with respect to such acquisitions in the ordinary course of business consistent with past practice with a total purchase price (including assumed indebtedness for borrowed money and any contingent payments) not exceeding $500,000 individually or $2,500,000 in the aggregate;

(i)                                  acquire any ownership interest in real property;

(j)                                  (A) incur or assume any indebtedness for borrowed money or issue any debt securities, except (i) in connection with refinancings of contracts described in Section 3.13(a)(vi) of the Company Disclosure Schedule at a lower cost of funds, (ii) for borrowings in the ordinary course of business under the Company’s existing credit facilities or contracts described in Section 3.13(a)(vi) of the Company Disclosure Schedule, (iii) indebtedness for borrowed money, that is prepayable at any time without penalty or premium, in an amount not to exceed $1,000,000 in the aggregate, (iv) short-term borrowings (exclusive of those under any existing credit facilities or refinancings of existing credit facilities) in an aggregate principal amount not to exceed $1,000,000 outstanding at any time for working capital in the ordinary course of business, or (v) letters of credit and similar instruments issued in the ordinary course of the Company’s business, consistent with past practice, including the pledging of cash or other security as may be required by the issuer, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except (1) such liabilities incurred in the ordinary course of business consistent with past practice, and (2) with respect to obligations of Company Subsidiaries, or (C) mortgage or pledge any of the Company’s or the Company Subsidiaries’ capital stock, Equity Interest, material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than Permitted Liens);

(k)                              make any loans, advances or capital contributions to, or investments in, any other Person (other than any Company Subsidiary) in excess of $500,000 in the aggregate;

(l)                                  materially modify or amend  or cancel or terminate any Company Material Contract or Lease or waive, release or assign any material rights or claims under any Company Material Contract or Lease or enter into any Contract that would be a Material Contract if it had been entered into on or prior to the date of this Agreement, other than any of the foregoing actions taken in the ordinary course of business and consistent with past practice with respect to any Contract (i) of the type described in Section 3.13(a)(xii) or (xiii), or (ii) that has a term of one (1) year or less and requires payments by the Company of less than $100,000;

(m)                          except as required by Law or to comply with any Benefit Plan as in effect on the date of this Agreement, (i) increase the compensation or benefits of any employee of the Company, except for routine increases in cash compensation in the ordinary course of business consistent with past practice or in connection with promotions, in each case, for employees at or below the level of vice president or managing director or that are not officers, (ii) except in the ordinary course of business consistent with past practice grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any employee of the Company or any Company Subsidiary at or below the level of vice president or managing director or that is not an officer, (iii) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any employee of the Company or any Company Subsidiary at or above the level of vice president or managing director or that is an officer, or (iv) establish, adopt, enter into, amend or terminate any collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, employment, termination, or severance plan or similar agreement;

(n)                              (i) forgive any loans to directors, officers, employees or any of their respective affiliates or (ii) enter into any transactions or Contracts with any affiliates or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K promulgated under the Securities Act other than in the ordinary course of business and consistent with past practice;

(o)                              make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Securities Act or applicable rules and regulations of the SEC;

(p)                              waive, release, assign, settle or compromise, or offer or propose to waive, release, assign, settle or compromise, any (i) governmental complaint or Proceeding or (ii) claims, liabilities or obligations arising out of, related to or in connection with litigation  or other Proceedings, other than settlements of, or compromises for, any such litigation or other Proceedings (A)(i) where the amount paid in settlement or compromise does not exceed $250,000 individually or (ii) where the amount paid in settlement does not exceed the amount reserved against such matter in the Company Financial Statements, and (B) which do not impose material restrictions on the business operations of the Company and the Company Subsidiaries, taken as a whole (provided that, for the avoidance of doubt, any stockholder litigation relating to the Offer, the Merger or the transactions contemplated by this Agreement shall be governed by Section 5.13);

(q)                              make, change or rescind any material Tax election (other than in the ordinary course of business), change any annual Tax accounting period or adopt or change any material Tax method of accounting, file any amended material income Tax Return, settle or compromise any material Tax liability or any audit or other proceeding relating to a material Tax or surrender any right to claim a material refund of Taxes, seek any Tax ruling from any taxing authority or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign tax Law);

(r)                                 make any change in the investment, hedging, reserving, underwriting or claims administration policies, practices or principles that would be material to the Company and the Company Subsidiaries, taken as a whole, except as may be required to conform to changes in GAAP or applicable Law;

(s)                                fund any capital expenditure in any calendar quarter which, when added to all other capital expenditures made by the Company and the Company Subsidiaries in such calendar quarter, would exceed by more than $250,000 the aggregate amount budgeted for capital expenditures in such calendar quarter (as set forth in Section 5.1(s) of the Company Disclosure Schedule);

(t)                                 fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(u)                              adopt or amend any Benefit Plan in a manner that would materially increase the costs or benefits under such Plan except as required to comply with applicable Laws; or

(v)                              agree, authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.

The Parent will, promptly following the date hereof, designate two individuals from either of whom the Company may seek approval to undertake any actions not otherwise permitted to be taken under Section 5.1 of this Agreement, and will cause such person to respond, on behalf of the Parent, to the Company’s requests as promptly as practicable.  If the Company desires to take an action which would be prohibited pursuant to this Section 5.1 without the written consent of the Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile, pursuant to Section 8.3 of this Agreement, to each such individual as designated by the Parent. An approval of either such individual shall constitute an approval of the Purchaser to the taking of an action otherwise specifically proscribed under this Section 5.1 of this Agreement.

5.2                            Access to Information; Confidentiality.

(a)                               From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall, and shall cause each Company Subsidiary to:  (i) provide to the Parent and the Purchaser and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary, upon reasonable advance written notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and each Company Subsidiary and to the books and records thereof, and (ii) use commercially reasonable efforts to furnish such information concerning the business, properties, Contracts, Company Permits, assets and liabilities of the Company and each Company Subsidiary as the Parent or the Parent Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any Company Subsidiary to) afford such access or furnish such information to the extent that in the reasonable, good-faith judgment of the Company would: (A) result in the loss of attorney-client privilege (but the Company shall use commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets of Third Parties or violate any obligations of the Company or any Company Subsidiary with respect to confidentiality to any Third Party or otherwise breach, contravene or violate any then effective Contract to which the Company or any Company Subsidiary is a party (provided that the Company shall use commercially reasonable efforts, at Parent’s request and expense, to obtain the required consent of such Third Party to provide such access or disclosure), (C) allow for environmental sampling of soil, indoor air, or groundwater or (D) breach, contravene or violate any applicable Law (including Competition Laws); provided, further, however, that, if any such access or disclosure is limited for the reasons described in clauses (A)–(C) above, the Parent and the Company shall use commercially reasonable efforts, at Parent’s expense, to establish a process that (through use of steps such as targeted redactions, provision of information to counsel to review and summarize for the Parent or use of a “clean room” environment for analysis and review of information by joint integration teams in coordination with counsel and the Company) will provide the Parent with timely access to the fullest extent possible to the substance of the information described in this Section 5.2(a).

(b)                              Each of the Parent and the Purchaser agrees that it will not, and will cause its Representatives not to, prior to the Effective Time, use any information obtained pursuant to this Section 5.2 for any competitive or other purpose unrelated to the consummation of the Transactions.  The Confidentiality Agreement, dated February 19, 2016, by and between the Parent and the Company (the “Confidentiality Agreement”), shall apply with respect to information furnished under this Section 5.2 by the Company, the Company Subsidiaries and their Representatives.  Prior to the Closing, each of the Parent and the Purchaser shall not, and shall cause their respective Representatives not to, outside of the ordinary course of business, contact or otherwise communicate with the employees (other than members of the Company’s senior leadership team), customers, suppliers, distributors, labor unions, landlords, lessors, banks or other lenders of the Company and the Company Subsidiaries, or, except as required pursuant to Section 5.4, any Governmental Entity, regarding the business of the Company, this Agreement or the transactions contemplated by this Agreement without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

5.3                            No Solicitation.

(a)                               Subject to Section 5.3(b), from and after the date hereof until the Acceptance Time or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall not, and shall cause the Company Subsidiaries not to, and shall instruct the Company Representatives not to on behalf of the Company: (i) initiate, solicit or knowingly encourage or knowingly induce the submission of any Acquisition Proposal or engage in any discussions or negotiations or furnish or disclose any nonpublic information with respect thereto, or knowingly take any other action designed and intended to facilitate, any inquiries or the making of any proposal which constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (other than informing any Third Party of the existence of the provisions contained in this Section 5.3 and provided, that, the Company may ascertain facts from any Third Party making an Acquisition Proposal for the purpose of the Company Board informing itself about such Acquisition Proposal and the Third Party making it) or (ii) terminate, amend, modify or waive any provision of any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party and which would otherwise prohibit, delay or impair the ability of any Person to make an Acquisition Proposal (each a “Restrictive Agreement”).  The Company shall, and shall cause the Company Subsidiaries to, and shall instruct the Company Representatives to on behalf of the Company, immediately cease and terminate any discussion or negotiation with any Third Party conducted prior to the date hereof by the Company, the Company Subsidiaries or any of the Company Representatives on behalf of the Company with respect to any Acquisition Proposal, or any proposal that could reasonably be expected to lead to an Acquisition Proposal, and shall request to have returned promptly to the Company any confidential information that has been provided in any such discussions or negotiations to the extent contemplated by any confidentiality agreement with such Third Party.  The Company represents and warrants to Parent that neither it nor any of the Company Subsidiaries has granted any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any Company Subsidiary.

(b)                              Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date hereof and prior to the Acceptance Time (i) the Company has received a bona fide written Acquisition Proposal from a Third Party, (ii) such Acquisition Proposal did not result from a breach of this Section 5.3 and (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that, after consultation with outside counsel, failing to take such action would reasonably be expected to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, then the Company may (A) furnish information with respect to the Company and the Company Subsidiaries to the Third Party making such Acquisition Proposal, its Representatives and potential sources of financing, (B) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal and (C) terminate, amend, modify or waive any provision of any Restrictive Agreement; provided that the Company (x) will not, and will cause the Company Subsidiaries not to, and will instruct the Company Representatives not to on behalf of the Company, disclose any nonpublic information to such Third Party without first entering into an Acceptable Confidentiality Agreement with such Third Party and (y) will provide to the Parent, as promptly as practicable (and in any event within 24 hours), any material nonpublic information concerning the Company or the Company Subsidiaries provided or made available to such other Person which was not previously provided or made available to the Parent.

(c)                               From and after the date of this Agreement, the Company shall promptly (and in any event within twenty-four (24) hours) notify the Parent after receipt by the Company  of any Acquisition Proposal or any inquiry that could reasonably be expected to lead to an Acquisition Proposal.  The Company shall provide such notice in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal or inquiry. The Company shall keep the Parent reasonably informed of the status of any such Acquisition Proposal or inquiry and shall promptly (and in any event within twenty-four (24) hours) provide to the Parent a copy of such Acquisition Proposal (or, where no such copy is available, a reasonable description of such Acquisition Proposal) and copies of all material written correspondence and written materials sent or provided to the Company or any Company Subsidiary that describes any material terms or conditions of any Acquisition Proposal (as well as written summaries of any oral communications addressing the material terms and conditions of such Acquisition Proposal).

(d)                             Except as set forth in Sections 5.3(e) and 5.3(f), neither the Company Board nor any committee thereof shall, nor shall the Company Board or any committee thereof authorize the Company to, (i) withdraw or withhold, amend, modify or qualify in any manner adverse to the Parent or the Purchaser the Company Board Recommendation or publicly propose to do any of the foregoing, (ii) approve, adopt, or recommend any Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) following the date any Acquisition Proposal or any material modification thereto is first made public, sent or given to the stockholders of the Company, fail to issue a press release that expressly reaffirms the Company Board Recommendation within ten (10) Business Days following the Parent’s written request to do so, (iv) fail to include the Company Board Recommendation in the Schedule 14D-9, or (v) except as expressly permitted by this Agreement, cause or permit the Company to enter into any contract, letter of intent, memorandum of understanding, or agreement in principle regarding or providing for any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or requiring the Company to abandon, terminate, materially delay or fail to consummate the transactions contemplated by this Agreement (any action described in clause (i), (ii), (iii), (iv) or (v), whether taken by the Company Board or any committee thereof, or by the Company with the authorization of the Company Board or any committee thereof, being referred to as a “Change of Board Recommendation”).

(e)                               Notwithstanding anything to the contrary contained in this Section 5.3, if, at any time prior to the Acceptance Date, the Company has received a bona fide written Acquisition Proposal that does not result from a breach of this Section 5.3, and the Company Board determines, after consultation with its financial advisors and outside counsel, that the Acquisition Proposal constitutes a Superior Proposal and that failing to take action would reasonably be expected to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, the Company Board may at any time prior to the Acceptance Time, (i) effect a Change of Board Recommendation with respect to such Superior Proposal and/or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, subject to the requirements of this Section 5.3(e) and Section 7.2. The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 5.3(e) or terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal pursuant to this Section 5.3(e) and Section 7.1(e) unless the Company shall have provided to the Parent at least four (4) Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such action, which notice shall specify the material terms and conditions of such Acquisition Proposal, and shall have provided to the Parent a copy of the available proposed transaction agreement to be entered into in respect of such Acquisition Proposal in each case, to the extent not previously specified or provided to the Parent, and:

(i)                                  during the Notice Period, if requested by the Parent, the Company shall have, and shall have caused its legal and financial advisors to have, engaged in good faith negotiations with the Parent regarding any amendment to this Agreement proposed in writing by the Parent and intended to cause the relevant proposal to no longer constitute a Superior Proposal; and

(ii)                              the Company Board shall have considered any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be proposed in writing by the Parent (the “Proposed Changed Terms”) no later than 11:59 a.m., New York City time, on the last day of the Notice Period and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such Proposed Changed Terms were to be given effect.

In the event of any material revisions to such Superior Proposal offered in writing by the party making such Superior Proposal, the Company shall be required to deliver a new written notice to the Parent and to again comply with the requirements of this Section 5.3(e) with respect to such new written notice, except that the Notice Period shall be two (2) Business Days with respect to any such revised Superior Proposal, but no such new written notice shall shorten the original Notice Period.

(f)                                Notwithstanding anything to the contrary contained in this Section 5.3, the Company Board may at any time prior to the Acceptance Time effect a Change of Board Recommendation if (i) the Company Board determines that an Intervening Event has occurred and is continuing and (ii) the Company Board determines in good faith, after consultation with outside counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; provided that (x) the Company Board has provided to the Parent at least four (4) Business Days’ prior written notice of its intention to take such action, which notice shall specify in reasonable detail the circumstances related to such determination, (y) during such four (4) Business Day period, if requested by the Parent, the Company shall have, and shall have caused its legal and financial advisors to have, engaged in good faith negotiations with the Parent regarding any Proposed Changed Terms proposed in writing by the Parent, such that the failure to make a Change of Board Recommendation would not reasonably be expected to be inconsistent with the Company’s fiduciary duties to its stockholders under applicable Law and (z) the Company Board shall have considered the Proposed Changed Terms no later than 11:59 a.m., New York City time, on the last day of such four (4) Business Day period and shall have determined in good faith that the failure to make a Change of Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law if such Proposed Changed Terms were given effect.

(g)                              Nothing contained in this Section 5.3 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law.  The issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Board Recommendation.

5.4                            Appropriate Action; Consents; Filings.

(a)                               Upon the terms and subject to the conditions set forth in this Agreement, the Company, the Parent and the Purchaser shall use (and cause their respective Subsidiaries to use) their best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, and to assist and cooperate with the parties in doing, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Offer, the Merger and the other transactions contemplated by this Agreement as promptly as practicable, (ii) take such actions as may be required to cause the expiration of the notice periods under Competition Laws with respect to such transactions as promptly as practicable after the execution of this Agreement, (iii) obtain, and maintain, from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders necessary or required to be obtained by the Parent, the Purchaser or the Company, or any of their respective Subsidiaries in order to effect the Closing as promptly as practicable (and in any event, by no later than the Extended Outside Date), and to take all reasonable or necessary actions to avoid any action or proceeding by any Governmental Entity (including those in connection with Competition Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, (iv) cause the satisfaction of all conditions set forth in Annex I and Article 6, (v) vigorously defend all lawsuits or other legal, regulatory or other proceedings or Orders to which it is a party or otherwise challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay, injunction or temporary restraining order entered by any court or other Governmental Entity vacated or reversed prior to the Extended Outside Date, (vi)  as promptly as practicable, make or cause to be made all necessary applications and filings (and in any event file all required HSR Act notifications no later than July 11, 2016 and request early termination of the HSR waiting period thereunder), and thereafter make any other required submissions, and pay any fees due in connection therewith (all such fees to be solely the responsibility of, and to be paid by, the Parent and the Purchaser), with respect to this Agreement, the Offer and the Merger required under any Competition Laws, and (vii) as promptly as reasonably practicable after the date hereof, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement, the Offer and the Merger required under any Competition Laws and any other applicable Law.  The Company, the Parent and the Purchaser shall cooperate with each other in all respects in connection with (x) preparing and filing the Offer Documents, the Schedule 14D-9 and any Other Filings, (y) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Offer or the Merger and (z) seeking any such actions, consents, approvals or waivers or making any such filings.  The Company and the Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary extension of the Offer or delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld, delayed or conditioned. From the date of this Agreement until the Effective Date unless terminated prior to such time, neither the Parent nor the Purchaser shall, directly or indirectly through one or more of their respective affiliates, unless consented to in writing by the Company, take any action, including acquiring or making any investment in any corporation, partnership, limited liability company or other business organization or any division or assets thereof, that would reasonably be expected to cause a material delay in the satisfaction of the conditions contained in Annex I or Article 6 or the consummation of the Offer or the Merger, it being understood that Parent’s pursuit of the investments described in Section 5.4(a) of the Parent Disclosure Schedule shall not be deemed to be an action that would reasonably be expected to have such effect. Without limiting this Section 5.4(a), the Parent agrees to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation Law that may be asserted by any Governmental Entity with respect to the Offer or the Merger so as to enable the Acceptance Time and the Closing, respectively, to occur as promptly as practicable (and in any event, no later than the Extended Outside Date), including (A) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets, properties or businesses of the Parent or the Company or any of their respective Subsidiaries or (B) accepting any operational restrictions or otherwise taking or committing to take actions that limit the Parent’s or any Parent Subsidiary’s freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of the Parent, the Company or any of their respective Subsidiaries in each case, as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Acceptance Time or the Closing, as applicable; provided, however, that nothing in this sentence shall require the Parent to take any step or make any undertaking the effect of which would be to materially diminish the value of the business of the Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole. In addition, the Parent shall use its best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing from occurring as promptly as practicable (and in any event, no later than the Extended Outside Date).

(b)                              The Company and the Parent shall give (or shall cause their respective Subsidiaries to give) any notices to Third Parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain the Third Party consents, approvals or waivers identified on Schedule 5.4(b) and the Company and the Purchaser shall coordinate and cooperate in seeking any such consents, approvals or waivers.

(c)                               Without limiting the generality of anything contained in this Section 5.4, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or Proceeding by or before any Governmental Entity with respect to the Offer or the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or Proceeding; and (iii) promptly inform the other parties of any communication to or from any Governmental Entity regarding the Offer or the Merger or any of the other transactions contemplated by this Agreement.  Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Offer or the Merger or any of the other transactions contemplated by this Agreement.  In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or Proceeding, each party hereto will permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Proceeding. Nothing in this Section 5.4 will apply to or restrict communications or other actions by the Company, the Parent or the Purchaser and their respective affiliates with or with respect to any Governmental Entity in connection with their business in the ordinary course of business.

(d)                             Nothing contained in this Agreement shall give the Parent or the Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.5                            Certain Notices.  From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, unless prohibited by applicable Law, each party hereto shall promptly notify the other parties hereto if any of the following occur after the date of this Agreement: (a) receipt of any notice or other communication in writing from any Governmental Entity or Person alleging that the consent or approval of such Person is or may be required in connection with the Offer, Merger or any of the transactions hereunder; (b) receipt of any notice or other communication from any Governmental Entity or NASDAQ (or any other securities market) in connection with the transactions hereunder; or (c) upon such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the transactions hereunder or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 or Annex I not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice; provided, further, that any failure to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in Annex I have been satisfied or give rise to any right of termination set forth in Article 7.

5.6                            Public Announcements.  So long as this Agreement is in effect, the Parent and the Purchaser, on the one hand, and the Company, on the other, shall not issue any press release or make any public statement with respect to the Offer, the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, or (b) with respect to any press release or other public statement by the Company permitted by Section 5.3.  The press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and the Parent.  The Company shall (i) file a current report on Form 8-K with the SEC attaching its press release and copy of this Agreement as exhibits and (ii) file a pre-commencement communication on Schedule 14D-9 with the SEC attaching its press release.  The Parent and the Purchaser shall file a pre-commencement communication on Schedule TO with the SEC attaching the press release.

5.7                            Employee Benefit Matters.

(a)                               From and after the Effective Time and for a period ending one year following the Effective Time, the Parent shall either (i) assume and maintain, or cause the Parent Subsidiaries, including the Surviving Corporation, to assume and maintain, for the benefit of the employees of the Company and Company Subsidiaries immediately prior to the Acceptance Time (each a “Continuing Employee”), the Benefit Plans (other than the Company Equity Plans) at the benefit levels in effect on the date of this Agreement and provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide compensation and benefits (other than equity compensation) to each Continuing Employee under the Company Benefit Plans or other employee benefit plans or compensation arrangements of the Parent or any of the Parent Subsidiaries that have a target value that is reasonably comparable in the aggregate to the target value of the compensation and benefits provided to such Continuing Employee under the Benefit Plans immediately prior to the Acceptance Time (other than equity compensation); or (ii) (A) provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide compensation (other than equity compensation) to each Continuing Employee that, taken as a whole, has a target value that is reasonably comparable in the aggregate to the target value of the compensation (other than equity compensation) provided to such Continuing Employee immediately prior to the Acceptance Time and (B) provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide benefits to each Continuing Employee that, taken as a whole, have a value that is reasonably comparable in the aggregate to the benefits provided to such Continuing Employee immediately prior to the Acceptance Time.

(b)                              Without limiting the generality of Section 5.7(a), from and after the Effective Time, the Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to, assume, honor and continue during the one-year period following the Effective Time or, if sooner, until all obligations thereunder have been satisfied, all of the Company’s employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control or severance agreement between the Company and any Continuing Employee), in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law or as consented to by the parties thereto.

(c)                               Without limiting the generality of Section 5.7(a), the Surviving Corporation shall allow the Company’s senior management team to reasonably determine the level of payments to Continuing Employees pursuant to the Company’s incentive plans, as described on Section 5.7(c) of the Company Disclosure Schedule, with respect to the annual performance period in which the Effective Time occurs; provided that the Company’s senior management team shall consult with and obtain the consent of Parent prior to making any final determination of the level of payment under such plans.

(d)                             With respect to benefit plans maintained by the Parent or any of the Parent Subsidiaries, including the Surviving Corporation, that are offered to the Continuing Employees for purposes of determining eligibility to participate and vesting (but not level of benefits, benefit accruals or early retirement subsidies), each Continuing Employee’s service with the Company or any Company Subsidiary, as reflected in the Company’s records, shall be treated as service with the Parent or any of the Parent Subsidiaries, including the Surviving Corporation to the same extent such service was recognized under the Company’s comparable Benefit Plan; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(e)                               The Parent shall, or shall cause the Parent Subsidiaries (including the Surviving Corporation) to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any medical benefit plan maintained by the Parent or any of the Parent Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Benefit Plan immediately prior to the Effective Time.  The Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.

(f)                                Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits or other forfeiture.

(g)                              Notwithstanding anything provided in this Section 5.7, each employee of the Company or any Company Subsidiary who, as of immediately prior to the Effective Time, is covered by a collective bargaining or similar labor-related agreement shall be provided with compensation and benefits consistent with the terms of the applicable agreement in effect.

(h)                              Nothing contained herein, expressed or implied, is intended to confer upon any Continuing Employee any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or right to employment or continued employment by reason of this Agreement.  In addition, the provisions of this Agreement are for the sole benefit of the parties to this Agreement and are not for the benefit of any third party.

5.8                            Indemnification of Directors and Officers.

(a)                               For a period beginning at the Effective Time and ending six (6) years after the Effective Time, the Surviving Corporation and the Parent shall (i) indemnify and hold harmless all past and present directors, officers and employees of the Company or any Company Subsidiary (collectively, the “Covered Persons”) to the same extent such Covered Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Charter, the Company Bylaws, the certificate of incorporation and bylaws, or equivalent organizational or governing documents, of any Company Subsidiary, as applicable, and indemnification agreements, if any, in existence on the date of this Agreement with any directors, officers and employees of the Company or any Company Subsidiary arising out of acts or omissions in their capacity as directors, officers or employees of the Company or any Company Subsidiary occurring at or prior to the Effective Time, including in connection with this Agreement or the transactions contemplated by this Agreement, and (ii) advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding or investigation with respect to the matters subject to indemnification pursuant to this Section 5.8(a) in accordance with the procedures set forth in the Company Charter, the Company Bylaws, the certificate of incorporation and bylaws, or equivalent organizational documents, of any Company Subsidiary, as applicable, and indemnification agreements, if any, in existence on the date of this Agreement; provided, however, that the Covered Person to whom expenses are advanced shall undertake to repay such advanced expenses to the Parent and the Surviving Corporation, if it is ultimately determined by a final non-appealable judgment of a court of competent jurisdiction that such Covered Person is not entitled to indemnification pursuant to this Section 5.8(a).  Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against such Covered Person with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.8(a) shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(b)                              For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification of and advancement of expenses to Covered Persons for periods at or prior to the Effective Time than are currently set forth in the Company Charter and the Company Bylaws.  Following the Effective Time, the indemnification agreements, if any, in existence on the date of this Agreement with any Covered Person shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms.

(c)                               For not less than six (6) years from and after the Effective Time, the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, maintain for the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies which have been previously made available to the Purchaser) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; except, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount.  The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of at least six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the transactions contemplated by this Agreement.  If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall, and the Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d)                             In the event the Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.8.

(e)                               The obligations under this Section 5.8 shall not be terminated or modified in any manner that is adverse to the Covered Persons (and their respective successors and assigns) to whom this Section 5.8 applies (i) unless such termination or modification is required by applicable Law or (ii) without the consent of such affected Covered Person (or their respective successors and assigns) (it being expressly agreed that the Covered Persons (including successors and assigns) shall be Third Party beneficiaries of this Section 5.8).  In the event of any breach by the Surviving Corporation or the Parent of this Section 5.8, the Surviving Corporation shall pay all reasonable and documented out-of-pocket expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 5.8 as such fees are incurred upon the written request of such Covered Person.

5.9                            Parent Agreements Concerning the Purchaser. The Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by the Purchaser of, and the compliance by the Purchaser with, all of the covenants, agreements, obligations and undertakings of the Purchaser under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by the Purchaser hereunder.  The Parent shall, immediately following execution of this Agreement, approve and adopt this Agreement in its capacity as sole stockholder of the Purchaser and deliver to the Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable Law and the certificate of incorporation and bylaws of the Purchaser.

5.10                    Takeover Statutes.  If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, the Parent or the Purchaser, the Offer, the Merger or any other transaction contemplated by this Agreement, then the Company and the Company Board shall take all action reasonably available to it to render such Law inapplicable to the foregoing.

5.11                    Section 16 Matters.  Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a “covered person” of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Shares, Company Options or Company RSU Awards pursuant to this Agreement, the Offer and the Merger shall be an exempt transaction for purposes of Section 16.

5.12                    Company Indebtedness. Prior to the Acceptance Time, the Company shall take all such actions as are necessary and appropriate to obtain at the Acceptance Time pay-off letters in a form reasonably satisfactory to the Parent evidencing the amount (the “Pay-off Amount”) necessary to pay-off, at the Acceptance Time, all existing indebtedness and other obligations (including outstanding letters of credit and any costs, fees, expenses, premiums, prepayment penalties, breakage fees or other exit fees payable in connection with the pay-off of the existing indebtedness and other obligations) under (a) the Loan and Security Agreement, dated as of April 30, 2015, by and among the Company, certain Company Subsidiaries, Hercules Technology Growth Capital, Inc., as administrative agent, and the lenders party thereto from time to time, as amended (the “Credit Agreement”) and (b) the Company Convertible Notes. At or prior to the Acceptance Time, the Parent shall pay, or shall cause to be paid, on behalf of the Company, the Pay-off Amount to an account or accounts designated by the administrative agent under the Credit Agreement and the holder of the Company Convertible Notes, as applicable.

5.13                    Stockholder Litigation. Subject to any fiduciary duties of the board of directors of the Company or any of the Company Subsidiaries and except as would, in the reasonable judgment of the Company, jeopardize any privilege, the Company shall consult with the Parent in the Company’s defense or settlement of any stockholder litigation (other than any litigation or settlement where the interests of the Company or any of its affiliates are adverse to those of the Parent, the Purchaser or any of their respective affiliates) against the Company and/or any of its directors or executive officers relating to the transactions contemplated by this Agreement, provided that the Company shall not settle, compromise or enter into an agreement regarding any settlement or compromise of any stockholder litigation relating to the transactions contemplated by this Agreement (other than any settlement solely for monetary damages paid entirely from proceeds of insurance, except for any applicable deductible) requiring the payment of any amount, acceptance of any liability, or admission of any violations of Law by the Company or Company Subsidiaries without the prior written consent of the Parent (not to be unreasonably withheld, conditioned or delayed).

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGER

6.1                            Conditions to Obligations of Each Party Under This Agreement.  The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a)                               The Purchaser shall have irrevocably accepted for purchase, or caused to be irrevocably accepted for purchase, all Shares validly tendered and not withdrawn in the Offer; and

(b)                              The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity and there shall not be in effect any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity that prevents the consummation of the Merger.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

7.1                            Termination.  This Agreement may be terminated, and the Offer, the Merger and the other transactions contemplated hereby may be abandoned by action taken or authorized by the board of directors of the terminating party or parties:

(a)                               By mutual written consent of the Parent and the Company, by action of their respective boards of directors, at any time prior to the Acceptance Time;

(b)                              By either the Company or the Parent, if the Offer (as it may have been extended pursuant to Section 1.1) expires as a result of the non-satisfaction of any condition to or requirement of the Offer set forth in Annex I in a circumstance where the Purchaser has no further obligation to extend the Offer pursuant to Section 1.1; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose breach of this Agreement has been the primary cause of or primarily resulted in the non-satisfaction of any condition to the Offer set forth in Annex I;

(c)                               By either the Company or the Parent, if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting (i) prior to the Acceptance Time, the acceptance for payment of, or payment for, Shares pursuant to the Offer or (ii) prior to the Effective Time, the consummation of the Merger, and in either case such Order or other action shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to remove such Order or other action; provided, further, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if the issuance of such final, non-appealable Order was due to the failure of such party to perform any of its obligations under Section 5.4;

(d)                             By the Parent, at any time prior to the Acceptance Time, if the Company Board shall have effected a Change of Board Recommendation (it being understood and agreed that any written notice of the Company’s intention to make a Change of Board Recommendation prior to effecting such Change of Board Recommendation in accordance with Section 5.3(e) or Section 5.3(f) shall not result in the Parent or the Purchaser having any termination rights pursuant to this Section 7.1(d));

(e)                               By the Company, at any time prior to the Acceptance Time, if the Company Board determines to enter into a definitive merger agreement or other similar agreement relating to a Superior Proposal, but only if the Company shall have complied in all material respects with its obligations under Section 5.3 with respect to such Superior Proposal; provided, however, that the Company shall prior to or concurrently with such termination pay the Termination Fee to or for the account of the Parent pursuant to Section 7.2;

(f)                                By the Parent, at any time prior to the Acceptance Time, if: (i) there has been a breach by the Company of any of its representations or warranties or if the Company has failed to perform any of its obligations, covenants or agreements contained in this Agreement, in any such case, such that any condition to the Offer contained in clauses (c)(iii) or (c)(iv) of Annex I is not capable of being satisfied while such breach or failure to perform is continuing, (ii) the Parent shall have delivered to the Company written notice of such breach or failure to perform and (iii) such breach or failure to perform is not capable of cure in a manner sufficient to allow satisfaction of the conditions to the Offer contained in clauses (c)(iii) or (c)(iv) of Annex I prior to the applicable Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Company and such breach or failure to perform shall not have been cured in a manner sufficient to allow satisfaction of the conditions to the Offer contained in clauses (c)(iii) or (c)(iv) of Annex I; provided, however, that the Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f) if there has been any material breach by the Parent or the Purchaser of its representations, warranties or covenants contained in this Agreement, and such failure to perform or breach shall not have been cured in all material respects; or

(g)                              By the Company, at any time prior to the Acceptance Time, if: (i) there has been a breach by the Parent or the Purchaser of any of its representations or warranties or if the Parent or the Purchaser have failed to perform any of their obligations, covenants or agreements contained in this Agreement, in any such case, that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) the Company shall have delivered written notice to the Parent of such breach or failure to perform and (iii) either such breach or failure to perform is not capable of cure prior to the applicable Outside Date or at least thirty (30) days shall have elapsed since the date of delivery of such written notice to the Purchaser and such breach or failure to perform shall not have been cured in a manner sufficient such that there is not, and there is not reasonably expected to occur, a Parent Material Adverse Effect; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if there has been any material breach by the Company of its representations, warranties or covenants contained in this Agreement, and such failure to perform or breach shall not have been cured in all material respects.

7.2                            Effect of Termination.

(a)                               In the event of termination of this Agreement by either the Company or the Parent as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and this Agreement shall become void and there shall be no liability or obligation on the part of the Parent, the Purchaser or the Company or their respective Subsidiaries, officers or directors, except that (i)  Section 5.2(b), Section 5.6, this Section 7.2 and Article 8 shall survive any such termination and (ii) nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of a Willful and Material Breach by the Company, on the one hand, or the Parent or the Purchaser, on the other hand, of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement.

(b)                              The Parties agree that if this Agreement is terminated by the Parent pursuant to Section 7.1(d) or the Company pursuant to Section 7.1(e), then the Company shall pay to the Parent, prior to or concurrently with such termination in the case of a termination by the Company, or within two Business Days thereafter in the case of a termination by the Purchaser, a termination fee equal to $5.3 million (the “Termination Fee”).

(c)                               The Parties agree that if (x) this Agreement is terminated pursuant to Section 7.1(b) and (y) (A) after the date hereof and prior to the date of termination of this Agreement, an Acquisition Proposal is made to the Company or the Company Board, (B) such Acquisition Proposal was publicly announced prior to the date of such termination and such Acquisition Proposal remained pending as of the date of such termination, and (C) within twelve (12) months after the termination of this Agreement (1) the Company enters into a definitive agreement with respect to such Acquisition Proposal and (2) the transaction contemplated by such Acquisition Proposal is subsequently consummated (whether or not such consummation occurs within such twelve (12)-month period), then the Company shall pay the Termination Fee to the Parent, no later than two Business Days after the consummation of such transaction.

(d)                             All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated in writing by the Parent, or in the absence of such designation, an account established for the sole benefit of the Parent.

(e)                               Each of the parties acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the Parent, the Purchaser and the Company would not enter into this Agreement.  For the avoidance of doubt, in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(f)                                                        In circumstances where the Termination Fee is payable in accordance with Sections 7.2(b) or 7.2(c), the Purchaser’s receipt of the Termination Fee (if received) from or on behalf of the Company shall be the Parent’s and the Purchaser’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company and the Company Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees for any and all losses and damages suffered as a result of the failure of the Offer, the Merger or the other transactions contemplated by this Agreement to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

7.3                            Amendment.  This Agreement may be amended by mutual agreement of the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Acceptance Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.4                            Waiver.  Subject to Section 1.1(c), at any time prior to the Acceptance Time, the Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure and no failure or delay in exercising any right hereunder shall operate as a waiver thereof.

ARTICLE 8
GENERAL PROVISIONS

8.1                            Non-Survival of Representations and Warranties.  None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

8.2                            Fees and Expenses.  Subject to Section 7.2 and the terms of this Agreement, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

8.3                            Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by email (provided confirmation of email receipt is obtained and delivery is followed within one Business Day pursuant to either clause (a) or (b)), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to the Parent or the Purchaser, addressed to it at:

Gannett Co., Inc.
7950 Jones Branch Drive
McLean, Virginia 22107
Attention:	Barbara W. Wall
Tel:	(703) 854-6951
Fax:	(703) 854-2031
Email:	bwall@gannett.com

with a copy to (for information purposes only):

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, District of Columbia 20005
Attention:	Katherine D. Ashley
Tel:	(202) 371-7706
Fax:	(202) 661-8251
Email:	katherine.ashley@skadden.com

If to the Company, addressed to it at:

ReachLocal, Inc.
21700 Oxnard Street, Suite 1600

Woodland Hills, California 91367
Attention:	Tenlay Naliboff
Tel:	(818) 936-9907
Fax:	(818) 337-2212
Email:	tenlay.naliboff@reachlocal.com

with a copy to (for information purposes only):

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention:	Christopher L. Kaufman
Tel:	(650) 328-4600
Fax:	(650) 463-2600
Email:	christopher.kaufman@lw.com
Attention:	Bradley A. Helms
Tel:	(213) 485-1234
Fax:	(213) 891-8763
Email:	bradley.helms@lw.com

8.4                            Certain Definitions.  For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided, that any such confidentiality agreement need not contain any standstill provision and may not provide for an exclusive right to negotiate with the Company and may not restrict the Company from complying with any term or condition of this Agreement.

“Acquisition Proposal” means any offer or proposal from a Third Party concerning (a) a merger, consolidation, business combination or similar transaction involving the Company, (b) a sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of a Company Subsidiary) or Company Subsidiaries representing fifteen percent (15%) or more of the consolidated assets of the Company and the Company Subsidiaries, taken together as a whole, based on their fair market value, (c) the purchase or acquisition, in any manner, directly or indirectly, by any Third Party of fifteen percent (15%) or more of the issued and outstanding Shares or other Equity Interests in the Company and the Company Subsidiaries, taken together as a whole, (d) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning fifteen percent (15%) or more of the Shares or any other Equity Interests of the Company and the Company Subsidiaries, taken together as a whole, or (e) any combination of the foregoing (in each case, other than the Offer and the Merger); provided, however, that for purposes of Section 7.2(c) only, the term “Acquisition Proposal” shall have the same meaning as the foregoing, except that references to “15%” shall be deemed to be references to “30%.”

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Anti-corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Company and the Company Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Governmental Entity or other Person to obtain a business advantage, including the FCPA, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Benefit Plan” means each (a) material “employee benefit plan” (as defined in Section 3(3) of ERISA but whether or not subject to ERISA), (b) material bonus, incentive or deferred compensation or equity or equity-based compensation plan, program, policy, agreement, scheme or arrangement, (c) material employment, consulting, severance, change in control, retention or termination plan, program, policy, agreement, scheme or arrangement or (d) other material compensation or benefit plan, program, policy, agreement, scheme or arrangement, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any Company Subsidiary or any Commonly Controlled Entity for the benefit of any Participant, or between the Company, any of the Company Subsidiaries or any Commonly Controlled Entity, on the one hand, and any Participant, on the other hand, or with respect to which any potential liability, whether absolute or contingent, is borne by the Company or any of the Company Subsidiaries.

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commonly Controlled Entity” means the Company, any of the Company Subsidiaries or any other Person that, together with the Company, is treated as a single employer under Section 414 of the Code.

“Company Convertible Notes” means the Company’s outstanding Convertible Second Lien Subordinated Notes, dated December 17, 2015, as amended from time to time.

“Company Intellectual Property” means the Intellectual Property owned by the Company or any of the Company Subsidiaries.

“Company Material Adverse Effect” means any change, event, occurrence, development or effect (each, an “Effect”) that (i) has or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) prevents, materially impedes or materially delays the consummation of the Offer or the Merger to a date following the Extended Outside Date; provided, however, that in the case of clause (i) above, the following Effects shall not constitute, or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur: (a) changes or proposed changes in applicable Laws, GAAP or the interpretation thereof by Governmental Entities, in each case after the date of this Agreement, (b) changes in general economic, business, labor or regulatory conditions, or in the credit, financial or capital markets, including interest rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or the Company Subsidiaries operate in the United States or globally, in each case after the date of this Agreement, (c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis, (d) any action by the Company that is expressly required by this Agreement or taken or not taken at the written request of, or with the written consent of, Parent or any of its affiliates, (e) any changes (including any loss of customers, suppliers, distributors, vendors, lenders, employees or partners or any loss of, or any disruption in, customer, supplier, distributor, vendor, lender, employee, partner or similar relationship) attributable to the announcement or pendency of the Offer, the Merger or any of the other transactions contemplated by this Agreement or the identity of the Parent or the Purchaser, (f) any Proceeding arising from or relating to the Offer, the Merger or the other transactions contemplated by this Agreement, (g) changes in the trading price or trading volume of Shares, (h) any item set forth in Section 8.4 of the Company Disclosure Schedule or disclosed in the Company SEC Documents as of the date of this Agreement (excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosure included therein to the extent they are predictive or forward-looking in nature) or (i) any failure by the Company or any of its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts, provided that, in the case of clauses (a), (b) and (c), any Effect which disproportionately affects, individually or together with other Effects, in a material way, the Company and the Company Subsidiaries when compared to other Persons operating in the industry in which the Company and its Subsidiaries operate may be taken into account (but only to the extent of such disproportionate Effect) in determining whether a Company Material Adverse Effect has occurred (it being understood that the exclusions set forth in clauses (g) and (i) shall not prevent or otherwise affect a determination that any Effect underlying or that contributed to such failure or change has resulted in or contributed to a Company Material Adverse Effect).

“Company Warrant” means that certain warrant issued to Hercules Technology Growth Capital, Inc., pursuant to the Warrant Agreement.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Contract” or “Contracts” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other legal commitments, in each case written or oral, to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Environmental Laws” means any and all applicable Laws which (a) relate to the protection or clean-up of the environment or the disposal or release of Hazardous Substances into the environment, including ambient air, surface water, groundwater, land surface or subsurface; or (b) impose liability or responsibility with respect to any of the foregoing, including CERCLA, RCRA, the Clean Water Act, as amended, the Clean Air Act, as amended, or any other Law of similar effect.

“Environmental Permits” means any permit, certificate, registration, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share (restricted or other), capital stock, partnership, limited liability company, member or similar equity or voting interest in any Person, and any option, warrant, right, subscriptions, calls, right of first refusals, preemptive rights or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity or voting interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Expenses” includes all reasonable and documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Offer Documents, Schedule 14D-9 and all other matters related to the transactions contemplated by this Agreement.

“Fraud” shall mean an actual fraud with respect to the representations and warranties set forth in Article III or Article IV (as applicable) hereof with the intention that any of the Parent or the Purchaser (in the case of Article III) or the Company (in the case of Article IV) rely thereon to its or their detriment.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Entity” means any supranational, national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government or any non-governmental self-regulatory agency, commission or authority, including any contractor acting on behalf of any such government, subdivision, entity, agency, commission or authority.

“Hazardous Substances” means any chemical, substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including friable asbestos, urea formaldehyde, PCBs, radon gas, crude oil, petroleum or petroleum products.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all intellectual property and proprietary rights, including all:  (a) patents and patent applications; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered) and other indicia of origin, and all applications and registrations in connection therewith; (c) all copyrights (whether or not published), and all applications and registrations in connection therewith; (d) intellectual property rights in Software Programs; (e) mask works and industrial designs, and all applications and registrations in connection therewith; and (f) trade secrets and other intellectual property rights in confidential and proprietary information (including inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, test information, financial, marketing and business data, customer and supplier lists and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations, including any and all data and collections of data).

“Intervening Event” means any material event, change, circumstance, development, state of facts, condition or occurrence that first becomes known to the Company or the Company Board after the date of this Agreement and was not reasonably foreseeable as of the date of this Agreement (or if known or reasonably foreseeable, the probability of magnitude of consequences of which were not known or reasonably foreseeable); provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (a) the receipt, existence or terms of an Acquisition Proposal or consequence thereof; (b) compliance with, any required notices or filings under and the expiration of the applicable waiting period under the HSR Act, including any consequence of noncompliance thereof or the non-expiration of such waiting period or any action in connection therewith pursuant to Section 5.4; (c) any increase in the price or trading volume of Shares on NASDAQ or any other national securities exchange on which the Shares are listed and (d) the Company and/or the Company Subsidiaries meeting or exceeding any analyst projections or any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement (it being understood that the exclusions set forth in clauses (c) and (d) shall not prevent or otherwise affect a determination that any event, change, circumstance, development, state of facts, conditions or occurrence underlying or that contributed to any such matters has resulted in or contributed to an Intervening Event).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge of the individuals listed in Section 8.4(a) of the Company Disclosure Schedule; and (b) when used with respect to the Parent, the actual knowledge of the individuals the Parent listed in Section 8.4(a) of the Parent Disclosure Schedule.

“Law” means any applicable international, national, provincial, state, municipal, local and common laws, treaties, statutes, ordinances, decrees, bylaws, rules, regulations, ordinances or other requirements, Orders or consent decrees, in each case, having the force of law.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, occupancy right, community property interest or other restriction of any nature, whether voluntarily incurred or arising by operation of Law, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

“Order” means any judgment, order, decision, writ, injunction, decree, stipulation, assessment, legal or arbitration award, ruling or other agency requirement or settlement or consent agreement.

“Other Filings” means all filings made by, or required to be made by, the Company or the Parent and the Purchaser with the SEC in connection with the transactions contemplated by this Agreement, other than the Schedule TO and the Schedule 14D-9.

“Outside Date” means the Initial Outside Date or the Extended Outside Date, as applicable.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents, materially impedes or materially delays the consummation of the Offer or the Merger to a date following the Outside Date or performance by the Parent or the Purchaser of any of their material obligations under this Agreement.

“Participant” means each current or former director, officer, employee or independent contractor of the Company or any of the Company Subsidiaries.

“Permitted Liens” means (a) Liens for current Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves in accordance with GAAP have been established in the latest financial statements of the Company included in the Company SEC Documents, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business consistent with past practice for amounts not yet due and payable, (c) Liens arising from transfer restrictions under securities Laws or related Laws of any jurisdiction, (d) nonexclusive licenses of Intellectual Property, (e) with respect to the Leased Real Property, Liens disclosed on existing title reports or existing surveys made available to the Parent, and (f) such other Liens incurred in the ordinary course of business consistent with past practice that do not and  would not reasonably be expected to, individually or in the aggregate, materially interfere with the ordinary conduct of the business of the Company and the Company Subsidiaries as currently conducted or have more than an immaterial effect on the present use, occupancy, value or marketability of properties or assets encumbered by such Lien.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Proceedings” means all actions, suits, claims, charges, hearings, arbitrations, litigations, mediations, grievances, audits, examinations or other proceedings, in each case, by or before any Governmental Entity.

“RCRA” means the Resource Conservation and Recovery Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Representatives” means with respect to any Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software Programs” means computer programs (whether in source code, object code or other form), including any and all software implementations of algorithms, models and methodologies, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiary” of the Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which the Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “15%” shall be replaced by “30%”) made by a Third Party which, in the good faith judgment of the Company Board (after consultation with its financial advisors and outside counsel), taking into account such factors as the Company Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposals), if consummated would reasonably be expected to result in a transaction that is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement.

“Tax Return” means any report, return (including information return), claim for refund, election, statement, notice, notification, form, document, estimated tax filing or declaration required to be filed or actually filed with a Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means (a) all taxes, fees, levies, duties, tariffs, imposts, payments in lieu and other charges in the nature of a tax or any other similar payment imposed, assessed, or collected by or under the authority of any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, alternative or add-on minimum, environmental, use, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, and gains tax, and (b) any interest, penalty, fine or addition to any of the foregoing.

“Third Party” shall mean any Person other than the Parent, the Purchaser and their respective affiliates.

“Treasury Regulations” means regulations promulgated under the Code by the IRS.

“Warrant Agreement” means that certain Warrant Agreement, dated as of April 30, 2015, by and between Hercules Technology Growth Capital, Inc. and the Company, as amended from time to time.

“Willful and Material Breach” means (a) with respect to any material breach of a representation and warranty, that the breaching party had actual knowledge of such material breach as of the date of this Agreement and (b) with respect to any material breach of a covenant or other agreement, that is a consequence of an intentional act or failure to act by the breaching party with the actual knowledge that the taking of such act or failure to take such act would reasonably be expected to cause a material breach of such covenant or agreement.

8.5                            Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“Acceptance Time”	Section 1.1(b)

“Agreement”	Preamble

“Book-Entry Shares”	Section 2.2(b)(ii)

“Cancelled Shares”	Section 2.1(b)

“Capitalization Date”	Section 3.2(a)

“Certificate of Merger”	Section 1.4

“Certificates”	Section 2.2(b)(i)

“Change of Board Recommendation”	Section 5.3(d)

“Closing”	Section 1.4

“Closing Date”	Section 1.4

“Company”	Preamble

“Company Board”	Recitals

“Company Board Recommendation”	Recitals

“Company Bylaws”	Section 3.1(b)

“Company Charter”	Section 3.1(b)

“Company Disclosure Schedule”	Article 3

“Company Equity Plans”	Section 2.4(a)

“Company Financial Advisor”	Section 3.21

“Company Financial Statements”	Section 3.7(a)

“Company Material Contract”	Section 3.13(b)

“Company Option”	Section 2.4(a)

“Company Permits”	Section 3.6(a)

“Company Preferred Stock”	Section 3.2(a)

“Company Registered Intellectual Property”	Section 3.16(a)

“Company Restricted Shares”	Section 2.4(b)

“Company RSU Award”	Section 2.4(c)

“Company SEC Documents”	Section 3.7(a)

“Company Securities”	Section 3.2(d)

“Company Subsidiary”	Section 3.1(a)

“Confidentiality Agreement”	Section 5.2(b)

“Continuing Employee”	Section 5.7(a)

“Covered Persons”	Section 5.8(a)

“D&O Insurance”	Section 5.8(c)

“DGCL”	Recitals

“Dissenting Shares”	Section 2.3

“Effect”	Section 8.4

“Effective Time”	Section 1.4

“Exchange Act”	Recitals

“Exchange Fund”	Section 2.2(a)

“Expiration Date”	Section 1.1(d)

“Extended Outside Date”	Section 1.1(e)

“Fairness Opinion”	Section 3.21

“FCPA”	Section 3.6(c)

“Foreign Plan”	Section 3.11(h)

“HSR Condition”	Annex I

“Initial Expiration Date”	Section 1.1(d)

“Initial Outside Date”	Section 1.1(e)

“Insurance Policies”	Section 3.18

“IT Systems”	Section 3.16(d)

“Lease”	Section 3.19(c)

“Leased Real Property”	Section 3.19(c)

“Merger”	Recitals

“Merger Consideration”	Section 2.1(a)

“Minimum Condition”	Section 1.1(a)

“NASDAQ”	Section 3.5

“Notice Period”	Section 5.3(e)

“OFAC”	Section 3.6(f)

“Offer”	Recitals

“Offer Documents”	Section 1.1(g)

“Offer Price”	Recitals

“Offer to Purchase”	Section 1.1(c)

“Option Payments”	Section 2.4(a)

“Parent”	Preamble

“Parent Disclosure Schedule”	Article 4

“Parent Subsidiary”	Section 4.3

“Paying Agent”	Section 2.2(a)

“Proposed Changed Terms”	Section 5.3(e)(ii)

“Purchaser”	Preamble

“Restrictive Agreement”	Section 5.3(a)

“Sarbanes-Oxley Act”	Section 3.7(a)

“Schedule 14D-9”	Section 1.2(a)

“Schedule TO”	Section 1.1(g)

“SEC”	Section 1.1(e)

“Section 16”	Section 5.11

“Shares”	Recitals

“Support Agreement”	Recitals

“Surviving Corporation”	Section 1.3(a)

“Termination Fee”	Section 7.2(b)

8.6                            Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7                            Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.8                            Entire Agreement.  This Agreement (together with the Exhibits, Parent Disclosure Schedule and Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior and contemporaneous agreements (except the Confidentiality Agreement) and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

8.9                            Assignment.  This Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties; provided, however, that the Parent or the Purchaser may transfer or assign its rights, interests and obligations under this Agreement, in whole or from time to time in part, to one or more of its affiliates, but no such assignment shall relieve the Parent or the Purchaser of its obligations hereunder.

8.10                    No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than any Persons entitled to indemnification under the provisions of Section 5.8 (Indemnification of Directors and Officers), with respect to such provisions. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto, and consequently, may not accurately characterize actual facts or circumstances.

8.11                    Mutual Drafting; Interpretation.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.  As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Any reference to any Governmental Entity include any successor to the Governmental Entity and to any affiliate include any successor to the affiliate. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.  The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.  Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.  The words “will” and “shall” and words of similar import when used in this Agreement shall mean a command.  All references in this Agreement to “$” are intended to refer to U.S. dollars.  Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty.  Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.  With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”

8.12                    Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)                               This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)                              Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising in connection herewith, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.12, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3 and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)                               EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13                    Counterparts.  This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement

(in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.14                    Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, (a) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in each case in the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or federal court of the United States of America having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity, (b) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief, (c) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law and (d) the seeking of remedies pursuant to this Section 8.14 shall not in any way constitute a waiver by any party seeking such remedies of its right to seek any other form of relief that may be available to it under this Agreement, including under Section 7.2, in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.14 are not available or otherwise are not granted and (d) nothing set forth in this Agreement shall require a party to institute any proceeding for (or limit a party’s right to institute any proceeding for) specific performance under this Section 8.14 prior, or as a condition, to exercising any termination right under Article 7 (and pursuing damages after such termination), nor shall the commencement of any legal proceeding seeking remedies pursuant to this Section 8.14 or anything set forth in this Section 8.14 restrict or limit a party’s right to terminate this Agreement in accordance with the terms of Article 7 or pursue any other remedies under this Agreement that may be available then or thereafter.

[Signature page follows]

IN WITNESS WHEREOF, the Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

The Parent:

GANNETT CO., INC.

By:	/s/ Alison K. Engel
	Name:	Alison K. Engel
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

The Purchaser:

RAPTOR MERGER SUB, INC.

By:	/s/ Elizabeth A. Allen
	Name:	Elizabeth A. Allen
	Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

The Company:

REACHLOCAL, INC.

By:	/s/ Sharon T. Rowlands
	Name:	Sharon T. Rowlands
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX I

CONDITIONS TO THE OFFER

Notwithstanding any other provisions of the Offer and in addition to the Purchaser’s rights to extend, amend or terminate the Offer, subject to the provisions of the Agreement, the Purchaser shall not be required to, and the Parent shall not be required to cause the Purchaser to, accept for payment or pay for any validly tendered Shares, if (a) the Minimum Condition shall not have been satisfied at the Expiration Date, (b) any waiting period under the HSR Act applicable to the transactions contemplated by the Agreement has not expired or terminated at or prior to the Expiration Date (the “HSR Condition”), or (c) any of the following events, conditions, state of facts or developments exists or has occurred and is continuing at the Expiration Date or immediately prior to the Acceptance Time:

(i)                                  there shall be an Order of a Governmental Entity of competent jurisdiction that makes illegal, restrains or prohibits the making or consummation of the Offer or the Merger;

(ii)                              there shall be any Law in effect, enacted, entered, enforced or promulgated by or on behalf of a Government Entity of competent jurisdiction with respect to the Offer or the Merger, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or other Competition Laws, that would make illegal, restrain or prohibit the making or consummation of the Offer or the Merger;

(iii)                          (A)(1) The representations and warranties of the Company contained in Section 3.2 shall not be true and correct in all respects, except to the extent that the failure of such representations and warranties to be true and correct has not resulted in an increase of more than $200,000 in the aggregate amount required to be paid by the Parent and the Purchaser to consummate the Offer and the Merger pursuant to Article I and Article II hereof; provided, however, that the representations and warranties of the Company contained in Section 3.2 that do not relate to the number of outstanding Equity Securities of the Company shall be true and correct in all material respects, (2) any representation or warranty of the Company contained in Section 3.3 shall not be true and correct in all but de minimis respects, (3) any representations and warranties contained in the second sentence of Section 3.1(a) that are qualified as to materiality or Company Material Adverse Effect shall not be true and correct in all respects or (4) the representations and warranties of the Company set forth in Section 3.10(b), Section 3.21, Section 3.23 and Section 3.25 shall not be true and correct in all respects, in the case of each of the foregoing clauses (1), (2), (3) and (4), as of the date of the Agreement and as of the Expiration Date as if made at and as of such date, except to the extent such representations and warranties relate to an earlier date or time (in which case on and as of such earlier date or time) or (B) any other representation and warranty of the Company contained in the Agreement (other than those listed in the preceding clause (A)) shall not be true and correct as of the date of the Agreement and as of the Expiration Date as if made at and as of such date, except to the extent such representations and warranties relate to an earlier date or time (in which case on and as of such earlier date or time), except in the case of this clause (B) to the extent that the failure of such representations and warranties to be so true and correct (without giving effect to any qualifications and limitations as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, have not had a Company Material Adverse Effect;

Annex I-1

(iv)                          the Company shall have failed to perform or comply with any covenant, obligation or agreement in any material respect required to be performed by it under the Agreement;

(v)                              a Company Material Adverse Effect shall have occurred and be continuing;

(vi)                          the Company Board shall have made a Change of Board Recommendation; or

(vii)                      the Company and the Parent shall have reached an agreement that the Offer or the Agreement be terminated, or the Agreement shall have been properly and validly terminated in accordance with its terms.

At the request of the Parent, the Company shall deliver to the Parent and the Purchaser a certificate executed by a duly authorized officer of the Company dated as of the Expiration Date confirming on behalf of the Company that the conditions set forth in paragraphs (iii), (iv) and (v) of clause (c) of this Annex I are satisfied.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of the Parent and the Purchaser to extend, terminate and/or modify the Offer pursuant to the terms of the Agreement.

The foregoing conditions are for the sole benefit of the Parent and the Purchaser and may be waived by the Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion (except that the Minimum Condition may not be waived), in each case, subject to the terms of the Agreement and applicable Laws.  Any reference in this Annex I or the Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived.  The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Capitalized terms used in this Annex I and not defined in this Annex I shall have the meanings set forth in the Agreement and Plan of Merger (the “Agreement”), dated as of June 27, 2016 by and among Gannett Co., Inc., Raptor Merger Sub, Inc. and ReachLocal, Inc.

Annex I-2

Exhibit A

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

REACHLOCAL, INC.

FIRST:  The name of the Corporation is ReachLocal, Inc. (the “Corporation”).

SECOND:  The address of the registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is one hundred (1,00) shares of Common Stock, each having a par value of one cent ($0.01) per share.

FIFTH:  The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)                              The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation (the “Board of Directors”).

(2)                              The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

(3)                              The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation.  Election of directors need not be by written ballot unless the By-Laws so provide.

(4)                              A director shall not be personally liable to the Corporation or the stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty of such director to the Corporation or such holders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL and (iv) for any transaction from which such director derives an improper personal benefit.  If the GCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.  No repeal or modification of this Article FIFTH shall adversely affect any right of or protection afforded to a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(5)                              In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SIXTH:  Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.  The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

SEVENTH:  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Exhibit B

FORM OF SECOND AMENDED AND RESTATED

BY-LAWS

of

REACHLOCAL, INC.

A Delaware Corporation

Effective [•], 2016

ARTICLE VI - MISCELLANEOUS

SECTION 1.	CERTIFICATES OF STOCK	8
SECTION 2.	LOST CERTIFICATES	8
SECTION 3.	TRANSFER OF SHARES	8
SECTION 4.	STOCKHOLDERS RECORD DATE	9
SECTION 5.	DIVIDENDS	9
SECTION 6.	FISCAL YEAR	9
SECTION 7.	CHECKS	9
SECTION 8.	NOTICE AND WAIVER OF NOTICE	9

ARTICLE VII - AMENDMENTS

-ii-

ARTICLE I

OFFICES

SECTION 1.                 REGISTERED OFFICE – The name of the registered agent of ReachLocal, Inc. (the “Corporation”) in the State of Delaware is The Corporation Trust Company and the address of the registered agent is 1209 Orange Street, County of New Castle, Wilmington, Delaware, 19801.

SECTION 2.                 PRINCIPAL OFFICE – The principal office of the Corporation shall be located at 7950 Jones Branch Drive, McLean, Virginia, 22107 or such other location, within or without the State of Delaware, as the Board of Directors may from time to time select.

ARTICLE II

MEETINGS OF STOCKHOLDERS

SECTION 1.                 ANNUAL MEETINGS – Annual meetings of stockholders for the election of directors, and for such other business as may be stated in the notice of the meeting, shall be held at the principal office of the Corporation or such other place, either within or without the State of Delaware, and at such time and date as the Board of Directors, by resolution, shall determine and set forth in the notice of the meeting.  At each annual meeting, the stockholders entitled to vote shall elect a Board of Directors and they may transact such other corporate business as shall be stated in the notice of the meeting.

SECTION 2.                 SPECIAL MEETINGS – Special meetings of the stockholders for any purpose or purposes may be called by the President, the Secretary, by resolution of the Board of Directors, or by stockholders holding shares constituting a twenty-five percent (25%) of the issued and outstanding shares of stock of the Corporation entitled to vote and shall be held at the principal office of the Corporation or such other place, either within or without the State of Delaware, and at such time and date as the party calling such special meeting shall determine and set forth in the notice of the meeting.

SECTION 3.                 VOTING – Each stockholder entitled to vote in accordance with the terms of the Certificate of Incorporation of the Corporation and these By-Laws may vote in person or by proxy, but no proxy shall be voted after eleven months from its date unless such proxy provides for a longer period.  All elections for directors shall be decided by plurality vote; all other questions shall be decided by majority vote except as otherwise provided by the Certificate of Incorporation or the laws of the State of Delaware.

A complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, with the address of each, and the number of shares held by each, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least five days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the principal office of the Corporation.  The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is entitled to be present.

SECTION 4.                 QUORUM – Except as otherwise required by law, by the Certificate of Incorporation of the Corporation or by these By-Laws, the presence, in person or by proxy, of stockholders holding shares constituting a majority of the voting power of the Corporation shall constitute a quorum at all meetings of the stockholders.  In case a quorum shall not be present at any meeting, a majority in interest of the stockholders entitled to vote thereat, present in person or by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present.  At any such adjourned meeting at which the requisite amount of stock entitled to vote shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed; but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.

SECTION 5.                 NOTICE OF MEETINGS – Written notice, stating the place, date and time of the meeting, and the general nature of the business to be considered, shall be given to each stockholder entitled to vote thereat, at his or her address as it appears on the records of the Corporation, not less than ten nor more than sixty days before the date of the meeting.  No business other than that stated in the notice shall be transacted at any meeting without the unanimous consent of all the stockholders entitled to vote thereat.

SECTION 6.                 ACTION WITHOUT MEETING – Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of all of the outstanding stock of the Corporation.

ARTICLE III

DIRECTORS

SECTION 1.                 NUMBER AND TERM – The business and affairs of the Corporation shall be managed under the direction of a Board of Directors which shall consist of not less than one person.  The exact number of directors shall be fixed from time to time by the Board of Directors.  Directors shall be elected at the annual meeting of stockholders and each director shall be elected to serve until his or her successor shall be elected and shall qualify.  A director need not be a stockholder.

SECTION 2.                 RESIGNATIONS – Any director may resign at any time.  Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the President or the Secretary.  The acceptance of a resignation shall not be necessary to make it effective.

SECTION 3.                 VACANCIES – If the office of any director becomes vacant, the remaining directors in the office, though less than a quorum, by a majority vote, may appoint any qualified person to fill such vacancy, who shall hold office for the unexpired term and until his or her successor shall be duly chosen.

SECTION 4.                 REMOVAL – Except as hereinafter provided, any director or directors may be removed either for or without cause at any time by the affirmative vote of the holders of a majority of the voting power entitled to vote for the election of directors, at an annual meeting or a special meeting called for the purpose.

SECTION 5.                 COMMITTEES – The Board of Directors may, by resolution or resolutions passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more directors of the Corporation.

Except as may be limited by the laws of the State of Indiana, any such committee, to the extent provided in the resolution of the Board of Directors, or in these By-Laws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation.

SECTION 6.                 MEETINGS – Regular meetings of the Board of Directors may be held without notice at such places and times as shall be determined from time to time by resolution of the Board of Directors.

Special meetings of the Board of Directors may be called by the President, or by the Secretary on the written request of any director, on at least one day’s notice to each director (except that notice to any director may be waived in writing by such director) and shall be held at such place or places as may be determined by the Board of Directors, or as shall be stated in the notice of the meeting.

Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in any meeting of the Board of Directors or any committee thereof by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

SECTION 7.                 QUORUM – A majority of the Directors shall constitute a quorum for the transaction of business.  If at any meeting of the Board of Directors there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no further notice thereof need be given other than by announcement at the meeting which shall be so adjourned.  The vote of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors unless the Certificate of Incorporation of the Corporation or these By-Laws shall require the vote of a greater number.

SECTION 8.                 COMPENSATION – Directors shall not receive any stated salary for their services as directors or as members of committees, but by resolution of the Board of Directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting.  Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent or otherwise, and receiving compensation therefor.

SECTION 9.                 ACTION WITHOUT MEETING – Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.

ARTICLE IV

OFFICERS

SECTION 1.                 OFFICERS – The officers of the Corporation shall be a President, one or more Vice Presidents, a Treasurer and a Secretary, all of whom shall be elected by the Board of Directors and shall hold office until their successors are duly elected and qualified.  In addition, the Board of Directors may elect such Assistant Secretaries and Assistant Treasurers as it may deem proper.  The Board of Directors may appoint such other officers and agents as it may deem advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors.

SECTION 2.                 PRESIDENT – The President shall be the chief executive officer of the Corporation.  He or she shall have the general powers and duties of supervision and management usually vested in the office of President of a corporation, subject only to the Board of Directors.  The President shall have the power to execute bonds, mortgages and other contracts on behalf of the Corporation.  He or she shall perform such other duties as the Board of Directors may prescribe.

SECTION 3.                 VICE PRESIDENTS – Each Vice President, if any, shall have such powers and shall perform such duties as shall be assigned to him or her by the Board of Directors.

SECTION 4.                 TREASURER – The Treasurer shall have the care and custody of the Corporate funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation.  He or she shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as he or she may designate and shall disburse the funds of the Corporation as may be ordered by the Board of Directors or the President or as reasonably necessary or proper in the ordinary course of operations of the Corporation, taking proper vouchers for such disbursements.  He or she shall render to the President and Board of Directors at the regular meetings of the Board of Directors, or whenever they may request it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation.  If required by the Board of Directors, he or she shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.  He or she shall sign such instruments as require his or her signature and shall possess such other powers and perform such other duties as usually pertain to his or her office or as the Board of Directors may prescribe.

SECTION 5.                 SECRETARY – The Secretary shall give, or cause to be given, notice of all meetings of stockholders and of the Board of Directors and all other notices required by law or by these By-Laws, and in case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the President, or by the Board of Directors, upon whose request the meeting is called as provided in these By-Laws.  He or she shall record all the proceedings of the meetings of the Board of Directors, any committees thereof and the stockholders of the Corporation in a book to be kept for that purpose.  The Secretary shall have the power to execute contracts on behalf of the Corporation and shall perform such other duties as may be assigned to him or her by the Board of Directors or the President.

SECTION 6.                 ASSISTANT TREASURERS AND ASSISTANT SECRETARIES – Assistant Treasurers and Assistant Secretaries, if any, shall be elected and shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board of Directors.

ARTICLE V

INDEMNIFICATION

SECTION 1.                 INDEMNIFICATION OF DIRECTORS AND OFFICERS – The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”) as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 4 of this Article V, the Corporation shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was authorized in the specific case by the Board of Directors.

SECTION 2.                 INDEMNIFICATION OF OTHERS – The Corporation shall have the power to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

SECTION 3.                 PREPAYMENT OF EXPENSES – The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by any officer or director of the Corporation, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article V or otherwise.

SECTION 4.                 DETERMINATION; CLAIM – If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Article V is not paid in full within thirty (30) days after a written claim therefor has been received by the Corporation the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

SECTION 5.                 INDEMNIFICATION CONTRACTS – The Corporation is authorized to enter into a contract with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than, those provided for in this Article V.

SECTION 6.                 NON-EXCLUSIVITY OF RIGHTS – The rights conferred on any person by this Article V shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise.

SECTION 7.                 INSURANCE – The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

SECTION 8.                 OTHER INDEMNIFICATION – The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

SECTION 9.                 CONTINUATION OF INDEMNIFICATION – The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

SECTION 10.         AMENDMENT OR REPEAL – The provisions of this Article V shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these By-Laws), in consideration of such person’s performance of such services, and pursuant to this Article V the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article V are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of these By-Laws. With respect to any directors or officers of the Corporation who commence service following adoption of these By-Laws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

ARTICLE VI

MISCELLANEOUS

SECTION 1.                 CERTIFICATES OF STOCK – Each stockholder shall, upon request, be entitled to a certificate of stock certifying the number of shares owned by such stockholder in the Corporation.  Certificates of stock of the Corporation shall be of such form and device as the Board of Directors may from time to time determine.

SECTION 2.                 LOST CERTIFICATES – A new certificate of stock may be issued in the place of any certificate theretofore issued by the Corporation, alleged to have been lost or destroyed, and the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate, or such owner’s legal representatives, to give the Corporation a bond, in such sum as they may direct, not exceeding double the value of the stock, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate, or the issuance of any such new certificate.

SECTION 3.                 TRANSFER OF SHARES – The shares of stock of the Corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, or to such other person as the Board of Directors may designate, by whom they shall be cancelled, and new certificates shall thereupon be issued.  A record shall be made of each transfer and whenever a transfer shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer.

SECTION 4.                 STOCKHOLDERS RECORD DATE – In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date:  (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting; (b) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (c) in the case of any other action, shall not be more than sixty days prior to such other action.  If no record date is fixed:  (x) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (y) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first day on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (z) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.  A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

SECTION 5.                 DIVIDENDS – Subject to the provisions of the Certificate of Incorporation of the Corporation, the Board of Directors may, out of funds legally available therefor at any regular or special meeting, declare dividends upon stock of the Corporation as and when they deem appropriate.  Before declaring any dividend there may be set apart out of any funds of the Corporation available for dividends, such sum or sums as the Board of Directors from time to time in their discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board of Directors shall deem conducive to the interests of the Corporation.

SECTION 6.                 FISCAL YEAR – The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

SECTION 7.                 CHECKS – All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or officers, or agent or agents, of the Corporation, and in such manner as shall be determined from time to time by resolution of the Board of Directors.

SECTION 8.                 NOTICE AND WAIVER OF NOTICE – Whenever any notice is required to be given under these By-Laws, personal notice is not required unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by depositing the same in the United States mail, postage prepaid, addressed to the person entitled thereto at his or her address as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such mailing.  Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by law.  Whenever any notice is required to be given under the provisions of any law, or under the provisions of the Certificate of Incorporation of the Corporation or of these By-Laws, a waiver thereof, in writing and signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to such required notice.

ARTICLE VII

AMENDMENTS

These By-Laws may be altered, amended or repealed at any annual meeting of the stockholders (or at any special meeting thereof if notice of such proposed alteration, amendment or repeal to be considered is contained in the notice of such special meeting) by the affirmative vote of the holders of shares constituting a majority of the voting power of the Corporation.  Except as otherwise provided in the Certificate of Incorporation of the Corporation, the Board of Directors may by majority vote of those present at any meeting at which a quorum is present alter, amend or repeal these By-Laws, or enact such other By-Laws as in their judgment may be advisable for the regulation and conduct of the affairs of the Corporation.